UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bank of the Ozarks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Monday, May 18, 2015 at 8:30 a.m., local time, for the following purposes:

1.	To elect the sixteen (16) director nominees named in the attached proxy statement.

2.	To approve an amendment and restatement of the Bank of the Ozarks, Inc. Stock Option Plan.

3.	To approve the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.

4.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2015.

5.	To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in the attached proxy statement.

6.	To determine in an advisory, non-binding vote whether a shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

Only shareholders of record at the close of business on March 13, 2015 will be entitled to vote at the 2015 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy card are included with this Notice. The Annual Report on Form 10-K for the year ended December 31, 2014 is also enclosed.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March 25, 2015

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOU MAY ALSO VOTE BY CALLING THE TOLL-FREE NUMBER OR BY USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED PROXY CARD. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the 2015 Annual Meeting of Shareholders to be held on May 18, 2015. The Company’s Proxy Statement for the 2015 Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available at www.proxyvote.com by entering the control number found on your proxy card.

P.O. BOX 8811

LITTLE ROCK, ARKANSAS 72231-8811

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

MAY 18, 2015

The Board of Directors of Bank of the Ozarks, Inc. (the “Company”) is soliciting your proxy to vote your shares at the 2015 Annual Meeting of Shareholders (“Annual Meeting”).

INFORMATION ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 8:30 a.m. local time on Monday, May 18, 2015. The Annual Meeting will be held at the Company’s main headquarters located at 17901 Chenal Parkway, Little Rock, Arkansas 72223.

What proposals will be voted upon at the Annual Meeting?

There are six proposals scheduled for a vote at the Annual Meeting:

1.	To elect the sixteen (16) director nominees named in the proxy statement to serve until the 2016 Annual Meeting of Shareholders and until their successors have been duly elected and qualified (Proposal 1);

2.	To approve an amendment and restatement of the Bank of the Ozarks, Inc. Stock Option Plan for employees (Proposal 2);

3.	To approve the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan (Proposal 3);

4.	To ratify the Audit Committee’s selection and appointment of Crowe Horwath LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (Proposal 4);

5.	To approve in an advisory, non-binding vote the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal 5); and

6.	To determine in an advisory, non-binding vote whether a shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years (Proposal 6).

We are not aware of any additional matters that will be presented for consideration at the Annual Meeting. This proxy statement and the accompanying proxy card are first being mailed on or around March 25, 2015.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the sixteen (16) director nominees named herein to serve on the Board of Directors;

•	“FOR” the amendment and restatement of the Stock Option Plan;

•	“FOR” the approval of the Non-Employee Director Stock Plan;

•	“FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	“FOR” the approval of the compensation of our named executive officers; and

•	“1 YEAR” with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur.

Will our directors be in attendance at the Annual Meeting?

It is the Company’s policy that all directors attend the Annual Meeting of Shareholders. We expect that all sixteen director nominees will be in attendance at the Annual Meeting.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, March 13, 2015 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. At the close of business on the Record Date, there were 86,760,075 shares of our common stock, $0.01 par value per share, outstanding.

How do I vote?

For Proposal 1 (election of directors), you may either (i) vote “FOR ALL” of the director nominees, (ii) vote “WITHHOLD ALL” to withhold your vote for all director nominees or (iii) vote “FOR ALL EXCEPT” to withhold your vote for specific director nominees. For Proposal 2 (amendment and restatement of the Stock Option Plan), Proposal 3 (approval of the Non-Employee Director Stock Plan), Proposal 4 (ratification of the appointment of Crowe Horwath LLP) and Proposal 5 (advisory, non-binding vote on executive compensation), you may vote “FOR” or “AGAINST” such proposals or “ABSTAIN” from voting. For Proposal 6 (advisory, non-binding vote on the frequency of shareholder advisory votes on executive compensation), you may vote “1 YEAR,” “2 YEARS” or “3 YEARS” with respect to such proposal or “ABSTAIN” from voting. The procedures for voting are set forth below.

Shareholder of Record: Shares Registered in Your Name. If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, the Trust and Wealth Management Division of Bank of the Ozarks, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization by completing, signing and returning the enclosed proxy card, or you can vote by calling the toll-free telephone number or using the Internet as further described on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If on the Record Date your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

How many votes do I have?

For each proposal to be voted upon, you have one vote for each share of common stock that you own as of the close of business on the Record Date.

What if I return a proxy card but do not make any specific choices?

Properly completed and returned proxies will be voted as instructed on the proxy card. If you are a shareholder of record and return the proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the sixteen (16) director nominees; “FOR” the amendment and restatement of the

Stock Option Plan; “FOR” the approval of the Non-Employee Director Stock Plan; “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; “FOR” the approval of the compensation of our named executive officers; and “1 YEAR” with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals but may vote their clients’ shares on “routine” proposals. Under applicable rules, Proposal 1 (election of directors), Proposal 2 (amendment and restatement of the Stock Option Plan), Proposal 3 (approval of the Non-Employee Director Stock Plan), Proposal 5 (advisory, non-binding vote on executive compensation) and Proposal 6 (advisory, non-binding vote on the frequency of shareholder advisory votes on executive compensation) are non-routine proposals. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on these non-routine proposals, then those shares will be treated as broker non-votes.

Can I change my vote after I return my proxy card?

Yes. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card bearing a later date which is received prior to the Annual Meeting;

•	You may send a written notice which is received prior to the Annual Meeting that you are revoking your proxy to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the Annual Meeting.

Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent). Additionally, “WITHHOLD” votes, abstentions and broker non-votes as described below, will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count (i) “FOR” and “WITHHOLD” votes and broker non-votes for Proposal 1 (election of directors), (ii) “FOR” and “AGAINST” votes, abstentions and broker non-votes with respect to Proposal 2 (amendment and restatement of the Stock Option Plan), Proposal 3 (approval of the Non-Employee Director Stock Plan), Proposal 4 (ratification of the appointment of Crowe Horwath LLP) and Proposal 5 (advisory, non-binding vote on executive compensation) and (iii) “1 YEAR,” “2 YEARS,” “3 YEARS” votes, abstentions and broker non-votes with respect to Proposal 6 (advisory, non-binding vote on the frequency of shareholder advisory votes on executive compensation).

How many votes are needed to approve each proposal?

For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Therefore, the 16 nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, “WITHHOLD” votes and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, pursuant to the Company’s amended and restated Bylaws, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. For more information, see “Board Proposal No. 1—Election of Directors — Majority Voting for Directors; Director Resignation Policy.”

For Proposal 2 (amendment and restatement of the Stock Option Plan), Proposal 3 (approval of the Non-Employee Director Stock Plan), Proposal 4 (ratification of the appointment of Crowe Horwath LLP) and Proposal 5 (advisory, non-binding vote on executive compensation), the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval. With respect to Proposal 6 (advisory, non-binding vote on the frequency of shareholder advisory votes on executive compensation), the option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives the most votes cast shall determine the frequency for the advisory vote on compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for any of the proposals.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

Who is paying for this proxy solicitation?

This solicitation is being made by the Company primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

If you have any further questions about the Annual Meeting, including information regarding directions to the Annual Meeting, please contact our Investor Relations department at 501-978-2265.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected and qualified. The number of directors is currently set at 16. In accordance with the Company’s Bylaws, the Board has the power to fix or change the number of directors up to a maximum Board size of 20 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the shareholders.

The slate of nominees has been recommended to the Board by its Nominating and Governance Committee and approved by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Ross Whipple, Tyler Vance and William Koefoed, each nominee was elected at the 2014 Annual Meeting. Mr. Whipple was elected to the Board on May 19, 2014 by the members of the Board following the Company’s acquisition of Summit Bancorp, Inc., and he was recommended to the Nominating and Governance Committee by officers of the Company or its bank subsidiary, Bank of the Ozarks (the “Bank”), based on his extensive experience in banking and finance. Mr. Koefoed was identified as a potential director by a member of the Nominating and Governance Committee based on his management, financial and investor relations experience. Except for Messrs. Vance and Koefoed, each nominee presently serves as a member of the Board. Each of Ms. Arehart (director since 2002) and Mr. McKinney (director since 2014) are not standing for re-election at the Annual Meeting.

The Nominating and Governance Committee has discussed and believes both Messrs. McKinney and Vance would provide significant value to the Company as members of its board of directors. However, because both individuals are members of the Company’s executive management team, the Nominating and Governance Committee, while having no official policy on this matter and in determining the appropriate number of members of the executive management team that should serve on the Board, has decided to make Mr. McKinney’s director position a board position that rotates annually between Messrs. McKinney and Vance, subject to the committee’s annual assessment of the Board’s overall needs and composition. Accordingly, Mr. Vance is being nominated as a director for this board seat for the 2015 Annual Meeting in place of Mr. McKinney. The Nominating and Governance Committee believes that establishing this rotating board position will provide the board with additional information and insight into the operations of the Company and will enhance communication among the Board and the executive management team.

Majority Voting for Directors; Director Resignation Policy

The vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of a director. A “plurality” means the individuals who receive the greatest number of votes cast “FOR” are elected as directors. However, under our Bylaws, as amended and restated on November 18, 2014, any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election must tender to the Board his or her resignation as a director, which will become effective upon acceptance by the Board. Within 90 days following the certification of the election results, the Board must publicly disclose its decision to either accept or reject the tendered resignation and, if rejected, its reasons for doing so.

Board Recommendation

The Board unanimously recommends that shareholders vote “FOR” the election of each nominee. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify a contrary choice in their proxies. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

Nominees for Election as Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

George Gleason, age 61, our Chairman and Chief Executive Officer. Mr. Gleason has served the Company or the Bank as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to serve on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 36 years of service to the Company.

Dan Thomas, age 52, our Vice Chairman and Chief Lending Officer, and President of the Bank’s Real Estate Specialties Group (“RESG”). Mr. Thomas joined the Company in 2003 and served as Executive Vice President from 2003 to 2005. He has served as President of the RESG since 2005, was appointed as the Chief Lending Officer in August 2012 and was elected to the Board and as Vice Chairman in April 2013. Prior to joining the Company, Mr. Thomas held various positions with privately-held commercial real estate management and development firms, with an international accounting and consulting firm, and with an international law firm, in which he focused primarily on real estate services, management, investing, and strategic structuring. Mr. Thomas is a C.P.A. and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an LL.M. (Taxation) from Southern Methodist University School of Law. The Company believes that Mr. Thomas’ business, finance, and law experience, including his focus on real estate investment and structuring, qualifies him to serve on the Board.

Tyler Vance, age 40, our Chief Operating Officer and Chief Banking Officer, has been nominated for election to the Board at this Annual Meeting. Prior to assuming the Chief Operating Officer title in 2013, Mr. Vance served as Chief Banking Officer since 2011. Mr. Vance joined the Company in 2006 and served as Senior Vice President from 2006 to 2009 and Executive Vice President of Retail Banking from 2009 to 2011. From 2001 to 2006 Mr. Vance served as CFO of a competitor bank. From 1996 to 2000, Mr. Vance held various positions with a big-four public accounting firm. Mr. Vance is a C.P.A. and holds a B.A. in Accounting from Ouachita Baptist University. The Company believes that Mr. Vance’s qualifications to serve on the Board include his extensive experience in banking, strategic planning and risk management. The Board believes that, in his capacity as Chief Banking Officer and Chief Operating Officer, Mr. Vance will provide an important and unique perspective to the Board.

Nicholas Brown, age 56, Director since 2012. Mr. Brown is currently the President and CEO of Southwest Power Pool (“SPP”) in Little Rock, Arkansas. SPP is one of nine Regional Transmission Organizations, mandated by the Federal Energy Regulatory Commission to ensure reliable supplies of power, adequate transmission infrastructure and competitive wholesale prices of electricity. He has served SPP in multiple capacities since 1985, including that of a Senior Engineer, Director of Engineering and Operations, Vice President, Senior Vice President and Corporate Secretary. Mr. Brown holds a B.S. in Electrical Engineering from Louisiana Tech University and a B.S. in Physics and Math from Ouachita Baptist University. He is active in numerous civic groups, including the Little Rock Regional Chamber of Commerce, as a member of Fifty for the Future and as a member of the board of directors of the Arkansas Symphony Orchestra. The Company believes that Mr. Brown’s qualifications to serve on the Board include his experience in corporate management, leadership and strategic implementation.

Richard Cisne, age 64, Director since 2004. Since 1987 Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his background in public accounting and his understanding of corporate finance qualify him to serve on the Board.

Robert East, age 67, Director since 1997. Mr. East is Chairman and Chief Executive Officer of Robert East Company, Inc., an investment company, Chairman of East-Harding, Inc., a general contracting firm, and Managing Member in Advanced Cabling Systems LLC, a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Catherine B. Freedberg, age 72, Director since 2013. Dr. Freedberg was formerly a director of The First National Bank of Shelby, North Carolina, following in the footsteps of her father, grandfather and great-grandfather. Dr. Freedberg holds an undergraduate degree from Smith College and a Master’s degree and Ph.D. from Harvard University, where she has served as Lecturer in the Department of Art and Architecture. She is a Fogg Fellow at the Harvard Art Museums, and she serves on the Smithsonian Institution Women’s Committee. The Company believes that Dr. Freedberg’s qualifications to serve on the Board include her community banking heritage, as well as her intellect, leadership and unwavering principles of integrity.

Linda Gleason, age 60, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 28 years of service as a director of the Company qualify her to serve on the Board.

Peter Kenny, age 56, Director since 2013. Mr. Kenny is an independent market strategist/consultant currently serving as Chief Market Strategist for Clearpool Group, a company based in New York City that offers agency only execution services to institutional clients. Prior to his association with Clearpool Group in 2013, he was the Managing Director and Chief Market Strategist at Knight Capital Group. He has more than 30 years of experience in the equity trading industry and prior to joining Knight in December 2006, he was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch market maker. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees, including as an AFB Board Member. Mr. Kenny was a member of the board of directors of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) from October 2013 to September 2014. Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina. The Company believes that Mr. Kenny’s extensive career in the equity trading and financial services industries qualifies him to serve on the Board.

William A. Koefoed, Jr., age 50, has been nominated for election to the Board at this Annual Meeting. Since 2013, Mr. Koefoed has served as the Chief Financial Officer for Puppet Labs, Inc., an IT automation software development company. Prior to joining Puppet Labs, Mr. Koefoed served in a variety of roles at Microsoft Corporation beginning in 2005, including as CFO of its Skype division, General Manager of Investors Relations and General Manager of IT Finance & Strategy. Prior to joining Microsoft, Mr. Koefoed held leadership roles at Hewlett-Packard Company, PwC Consulting and Arthur Andersen. Mr. Koefoed currently serves on the board of Bellevue Boys & Girls Club and Crystal Mountain Alpine Club. Mr. Koefoed received his Bachelors of Science and MBA degrees from the University of California, Berkeley. The Board expects that Mr. Koefoed would bring valuable management, financial and investor relations experience to the Board. In addition, the Company believes that Mr. Koefoed’s background and experience in the information systems and technology industry will provide significant value to the Board as the financial services market, including banking services, continues to undergo rapid changes with respect to new technology-driven products and services.

Henry Mariani, age 76, Director since 1997. Since 2004, Mr. Mariani has been the Chairman and Chief Executive Officer of Alluratec, Inc., a skin care company. Since 2008, Mr. Mariani has served as the Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with four catalogs featuring executive gifts, Irish gifts, female gifts and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to serve on the Board include his executive experience in sales, marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Robert Proost, age 77, Director since 2011. Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc., where he also served as a director and member of the executive committee. Prior to that Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm from 1965 through 1988. Mr. Proost also served on the board of directors of Baldor Electric Company, a publicly held marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas, from 1988 until it was acquired by a third party in 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School. The Company believes Mr. Proost’s qualifications to serve on the board include his extensive knowledge and experience in corporate securities and banking law as well as his varied and extensive background in business and finance.

R. L. Qualls, age 81, Director since 1997. Dr. Qualls is retired President and Chief Executive Officer of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. Dr. Qualls served on the board of directors of Baldor, a publicly held company, from 1987 until it was acquired by a third party in 2011. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Effective February 1, 2011 Dr. Qualls was appointed co-chairman of Taylor Companies, an international merger and acquisition company headquartered in Washington, D.C. and he has been a director of Taylor Companies since 2008. Dr. Qualls holds B.S. and M.S. degrees in Economics from Mississippi State University and completed his doctoral work in Economics at Louisiana State University. The Company believes that Dr. Qualls’ executive experience in leading a large manufacturer with complex operational and financial requirements as well as his prior service on another publicly traded company’s board, offers the Company unique experience and insights which qualify him to serve on the Board.

John Reynolds, age 50, Director since 2012. Dr. Reynolds is currently the Pathologist and Laboratory Director for Memorial Hospital in Bainbridge, Georgia, a position he has held since 1995. He served as Chief of Staff of that hospital from 2002 through 2004. Dr. Reynolds is a Fellow in the College of American Pathologists and is Board Certified in Anatomic and Clinical Pathology. He holds a B.S. from Emory University and an M.D. from Emory University School of Medicine. Dr. Reynolds has extensive holdings in timber and agricultural land. He also previously served for 14 years as a board member or advisory board member of a bank in Bainbridge, Georgia. The Company believes that Dr. Reynolds’ involvement and leadership in the Georgia medical community, his experience with land, timber and agricultural businesses, and his prior service as a board member and advisory board member of a banking institution qualify him to serve on the Board.

Sherece West-Scantlebury, age 49, Director since 2012. Dr. West-Scantlebury is President and Chief Executive Officer of the Winthrop Rockefeller Foundation, a private, independent foundation whose mission is to improve the lives of all Arkansans in three interrelated areas: economic development; education; and economic, racial, and social justice. Involved in philanthropy for close to 20 years, she served as CEO of the Foundation for Louisiana and as a program associate at the Annie E. Casey Foundation. Her professional career includes experience in community development, public policy and advocacy, and public service. Dr. West-Scantlebury holds a B.A. from Bowie State University, an M.A. in Public Policy from the University of Michigan Gerald R. Ford School of Public Policy and a Ph.D. in Public Policy from the University of Maryland Baltimore County. Dr. West-Scantlebury is active in a number of nonprofits and philanthropic organizations. The Company believes Dr. West-Scantlebury’s qualifications to serve on the Board include her experience as the CEO of multiple nonprofit organizations, her extensive academic background in public policy and social issues, and her dedication to community involvement.

Ross Whipple, age 63, Director since 2014. Mr. Whipple currently serves as the President of Horizon Timber Services, Inc., a timber management company, a post he has held since 2004. He served as Chairman and Chief Executive Officer of Summit Bancorp, Inc. and Summit Bank between January 2000 and May 2014. Mr. Whipple also serves as Chairman of the Ross Foundation, a charitable trust that manages over 63,000 acres of timber land for conservation and charitable purposes, and as managing general partner of Horizon Capital Partners, LLLP, a family limited partnership that manages 62,000 acres of timber land. Mr. Whipple has over 35 years of banking experience, much of which was acquired as an executive officer and director of various banking institutions. The Company believes that Mr. Whipple’s substantial corporate experience in banking, timber management and charitable organizations provides a broad base of relevant financial and operations experience that is valuable to the Company’s Board.

Family Relationships

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named directors, director nominees or executive officers of the Company or the Bank. Unless otherwise indicated, each of the above named persons serves in the same position with the Company and the Bank.

CORPORATE GOVERNANCE

Shareholder Interaction and Recent Corporate Governance Initiatives

We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. We also reach out to shareholders from time to time to ensure that management and the Board understand and consider the issues that matter most to our shareholders. In connection with our investor outreach and annual corporate governance review, we have recently made several changes to our corporate governance policies and procedures, including:

•	Amending our Bylaws to require any director that receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election to submit a resignation letter to the Board as described in more detail under “Board Proposal No. 1—Election of Directors — Majority Voting for Directors; Director Resignation Policy;”

•	Posting our anti-hedging policy, applicable to all executive officers, directors and employees to our investor relations website;

•	Adopting an Executive Compensation Clawback Policy;

•	Adopting Stock Ownership Guidelines for non-employee directors and certain executive officers; and

•	Formalizing additional responsibilities for, and enhancing the Board’s process for selecting, the presiding independent director.

Also see “Compensation Discussion and Analysis—Investor Outreach and the 2014 Say-on-Pay Vote” for a discussion of the Company’s response to investor feedback on our 2014 say-on-pay vote and executive compensation program.

Other Governance Policies and Practices

Each year the Board reviews the Company’s governance documents and modifies them as appropriate. These documents include the Company’s Corporate Governance Principles, the charters for each Board committee, our Code of Ethics and other key policies and practices. Copies of the currently effective charters for each Board committee, the Code of Ethics, our Corporate Governance Principles and other corporate governance policies are available on the Company’s website at www.bankozarks.com under the Investor Relations section.

Stock Ownership Guidelines

In February 2015, our Board of Directors approved and adopted new Stock Ownership Guidelines. Under these guidelines, each non-employee director, the Chief Executive Officer and each other executive officer with the title below must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level ($)
Chief Executive Officer	10x base salary
Chief Lending Officer/President RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
Chief Credit Officer/Chairman-Directors’ Loan Committee	2x base salary
Non-Employee Directors	5x annual retainer

Each director or executive officer having one of the titles above is expected to come into compliance with these stock ownership guidelines within five years of (i) being elected (for directors) or promoted to an applicable position (for executive officers) or (ii) the date the guidelines were adopted, whichever is later. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. Executives and directors must maintain free and clear ownership of all shares required to meet the applicable guidelines. Shares above the applicable threshold amount may be pledged. The Personnel and Compensation Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual or for charitable gifts, estate planning transactions and certain other limited circumstances.

Policy Against Hedging Activities

The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities.

Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Management Succession Plan

In accordance with our Corporate Governance Principles, the Chief Executive Officer and the Nominating and Governance Committee review succession planning with the Board on an annual basis, which includes an annual review of the strength and depth of executive talent and consideration of ongoing executive development. The Board of Directors has in place a written management succession planning policy in order to minimize the risk of adverse impact from an unplanned CEO or other senior management vacancy and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations

The Board of Directors conducts annual self-evaluations and questionnaires to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee oversees this annual review process and, through its Chairman, discusses the input with the full Board. In addition, each Board committee reviews annually the qualifications and effectiveness of that committee and its members.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Board Independence

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. Pursuant to our Corporate Governance Principles, a majority of our Board must consist of independent directors pursuant to the applicable independence standards set forth under the NASDAQ listing standards. The Board has affirmatively determined that twelve out of sixteen of our current directors qualify as “independent” under the NASDAQ listing standards for independence. The twelve current independent directors are: Nicholas Brown, Richard Cisne, Robert East, Catherine B. Freedberg, Peter Kenny, Henry Mariani, Robert Proost, R.L. Qualls, John Reynolds, Sherece West-Scantlebury, Ross Whipple and Jean Arehart (term expiring at the Annual Meeting). In addition, the Board determined that William Koefoed, a director nominee, qualifies as “independent” under the NASDAQ listing standards for independence.

We also maintain a Nominating and Governance Committee, Audit Committee and Personnel and Compensation Committee, and the Board has determined that each director serving on these committees is independent based on the NASDAQ corporate governance listing standards and any applicable SEC rules and regulations.

Meeting Attendance

During 2014 the Board met on eleven occasions. In 2014 each director attended at least 75% of the total of all meetings of the Board and committees of the Board on which he or she served during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

It is the Company’s policy that all directors attend the annual meeting of shareholders. All Board members who were nominated and elected at the Company’s 2014 Annual Meeting of Shareholders were in attendance at such meeting.

Board Committees

In accordance with the Company’s Corporate Governance Principles, the Company’s Board has established the committees described below. A complete description of the duties and responsibilities of each committee can be found in their respective committee charters, which are available on the Company’s website at www.bankozarks.com under the Investor Relations section. The following table provides information on the Board’s current committee memberships. Except as otherwise noted below, it is anticipated that all directors listed below will continue to serve on their respective committees for the remainder of 2015 and until the next annual meeting of shareholders. If elected to the Board at this Annual Meeting, Mr. Koefoed is expected to serve on the Audit Committee and the Information Systems (“IS”) Steering Committee. Tyler Vance, a director nominee and our Chief Operating Officer and Chief Banking Officer, currently serves on the Trust Committee, CRA and Fair Lending Committee, the IS Steering Committee and the ALCO and Investments Committee.

Director Name	Executive Committee		Nominating & Governance Committee		Audit Committee		Personnel & Comp. Committee		Trust Committee	Directors’ Loan Committee	ALCO & Investments Committee		CRA and Fair Lending Committee		IS Steering Committee
G. Gleason	X	(C)								X	X
D. Thomas
G. McKinney(1)											X	(C)	X	(C)
J. Arehart(2)									X	X
N. Brown	X						X	(C)							X
R. Cisne					X						X
R. East	X		X	(C)	X
C. Freedberg			X						X
L. Gleason									X	X
P. Kenny	X		X				X			X	X
H. Mariani	X		X		X	(C)					X
R. Proost					X					X	X
R.L. Qualls			X							X			X
J. Reynolds							X								X
S. West-Scantlebury									X				X
R. Whipple									X

(C) Chairman

(1)	Mr. McKinney will remain on the Company’s ALCO & Investments and CRA Committees after conclusion of his director term on May 18, 2015 in connection with his roles as Chief Financial Officer and Chief Accounting Officer of the Company and Bank.
(2)	Ms. Arehart will continue to serve on the Trust Committee and Directors’ Loan Committee until the conclusion of her term of service effective May 18, 2015.

Executive Committee. The Executive Committee met three times in 2014. The Executive Committee is comprised of the Chairman of the Board (as Committee Chair) and the respective chairs of the Audit Committee, Personnel and Compensation Committee, Nominating and Governance Committee and the presiding independent director. The Executive Committee was appointed to exercise the powers and authority of the Board of Directors, with certain limitations fully set out in its charter, during the intervals between meetings of the Board, when, based on the business needs of the Company, it is desirable for Board-level actions to be considered but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board. It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled meeting of the Board.

Nominating and Governance Committee. The Nominating and Governance Committee met four times in 2014. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, or in connection with any vacancy, (2) review and reassess the adequacy of the Company’s Corporate Governance Principles, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, including individual director assessments, (5) assist the Board in determining the independent status of directors under the director independence rules of NASDAQ, related SEC rules and the Company’s governance documents, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. The Board, with the assistance of the Nominating and Governance Committee, has determined that each member of the committee is “independent” under the NASDAQ listing standards.

Audit Committee. The Audit Committee met four times in 2014. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation, retention and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. The Board, with the assistance of the Nominating and Governance Committee, has determined that each member of the Audit Committee qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. In addition, the Board, with the assistance of the Nominating and Governance Committee, has determined that Henry Mariani, Richard Cisne, Robert East and Robert Proost each qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) met six times in 2014. The Compensation Committee (1) reviews, evaluates and approves all compensation plans, policies and programs of the Company; (2) reviews and approves compensation for the Company’s directors; (3) considers, reviews and approves all salaries, incentive plans and bonuses for all officers and employees; (4) reviews additions and separations of personnel; (5) oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans; and (6) oversees staff training and educational programs. The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis below. The Board has determined that each member of the Compensation Committee is “independent” under NASDAQ listing standards and satisfies all other applicable standards related to compensation committees. The responsibilities of the Compensation Committee and its activities during 2014 are more fully described in this proxy statement under the heading, “Compensation Discussion and Analysis” below.

To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program and director compensation program for 2014. Blanchard also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, and relevant legal and regulatory requirements. For more information regarding Blanchard’s engagement, see “Compensation Discussion and Analysis –– Key Executive Compensation Policies and Practices––Role of Independent Compensation Consultant” below.

Trust Committee. The Trust Committee met four times in 2014. The Trust Committee oversees the operation of the Trust and Wealth Management Division and the administration of its trust accounts. The committee is comprised of a minimum of three directors and certain officers of the Company or Bank as determined by the Board. Tyler Vance, a director nominee and our Chief Operating Officer and Chief Banking Officer, serves as Chairman of the Trust Committee.

Directors’ Loan Committee. The Directors’ Loan Committee met 52 times in 2014. This committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $10 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. The committee is comprised of a minimum of five directors, and such additional members as determined and selected from time to time by the Board. In the absence of one or more of such directors, the committee chairman may select other directors to serve, or in the chairman’s absence, the CEO may select such additional members. To ensure a full understanding by the Board of the Company’s credit processes and culture, each Board member who is not a standing member of the loan committee is invited to serve, on a rotating basis, as an additional member of the Directors’ Loan Committee for a calendar quarter. Darrel Russell, our Chief Credit Officer, serves as Chairman of the Directors’ Loan Committee.

ALCO and Investments Committee. The ALCO and Investments Committee met four times in 2014. The ALCO and Investments Committee oversees management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio functions of the Company and Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the ALCO and Investments Committee.

CRA & Fair Lending Committee. The CRA & Fair Lending Committee met four times in 2014. The committee is responsible for overseeing the operation of the community development activities and compliance with applicable fair lending regulations of the Bank. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Greg McKinney, our Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the CRA and Fair Lending Committee.

IS Steering Committee. The IS Steering Committee met six times in 2014. The purpose of the committee is to discharge the Board’s responsibilities related to overseeing information systems (“IS”) activities. The committee provides general reviews for the Board regarding major IS projects and helps ensure proper business alignment, effective strategic planning and oversight of IS performance. The committee is comprised of a minimum of two directors and certain officers of the Company or Bank as determined by the Board. Chad Necessary, an Executive Vice President and the Director of IS Security and Solutions, serves as Chairman of the IS Steering Committee.

Other Committees. The Board may establish additional committees in order to properly fulfill its duties and serve the needs of the Company. The Board may, from time to time, provide for different or additional members of any or all of its committees.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee is responsible for reviewing with the Board, from time to time, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. Nominees for directorship are selected by the Nominating and Governance Committee in accordance with the qualification standards discussed below and in the Company’s Corporate Governance Principles or established from time to time by the Nominating and Governance Committee. The Company’s Corporate Governance Principles and the “Process for Nominating Candidates to the Board of Directors” can be found on the Company’s website at www.bankozarks.com under the Investor Relations section.

Director Qualifications

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including differences in backgrounds, qualifications, and personal characteristics, is important to the effectiveness of the Board’s oversight of the Company. As a primary consideration, the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. Board candidates are considered based upon various criteria in the context of an assessment of the perceived needs of the Board at that point in time. The following are important, but not necessarily all, attributes that should be possessed by a director:

•	The highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s shareholders.

•	An inquisitive and objective perspective, practical wisdom and mature judgment, and the ability to exercise informed judgment in the performance of his or her duties.

•	Commitment of sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts.

In approving candidates for election as director, the Nominating and Governance Committee will also assure that the Board and its committees will satisfy all applicable requirements of the federal securities laws and the corporate governance requirements for NASDAQ-listed issuers.

Director Selection and Nomination Process

The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions.

The Committee evaluates the qualifications and performance of any incumbent directors that desire to continue their service on the Board. In particular, as to each such incumbent director, the Committee will consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee; review the assessments of the performance of the director during the preceding term made by the Committee; and determine whether there exist any special, countervailing considerations against re-nomination of the director.

The Board does not believe it should establish term or age limits. While such limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term or age limits, the Nominating and Governance Committee reviews each director’s continuation on the Board every year. This review includes the Committee’s analysis regarding each director’s independence and whether any director has had a significant change in his or her business or professional circumstances during the past year.

Prior to completing its recommendation to the Board of nominees for election to the Board, the Nominating and Governance Committee requires each potential candidate to complete a director’s and executive officer’s questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

Shareholder Recommendations for Directors

On an ongoing basis, the Nominating and Governance Committee considers potential director candidates identified on its own initiative as well as candidates referred or recommended to it by other directors, members of management, shareholders and other resources (including individuals seeking to join the Board). Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described below under “—Communicating with our Board of Directors.” All candidates are required to meet the criteria outlined above, as well as the director independence and other standards set forth in our Corporate Governance Principles and other governing documents, as applicable, as determined by the Nominating and Governance Committee in its sole discretion. Shareholder nominations must be made according to the procedures required under our Bylaws and described in this proxy statement under the heading “Shareholder Proposals for the 2016 Annual Meeting.” The Nominating and Governance Committee strives to evaluate all prospective nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a shareholder, the Nominating and Governance Committee, another board member or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management. The Nominating and Governance Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a shareholder and, as a result of that process, will decide whether to recommend a candidate for consideration by the full Board.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings

Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the presiding independent director, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Effective January 1, 2015, the independent directors appointed Peter Kenny to serve as presiding independent director. He has the responsibility of presiding at all meetings of the Board’s independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. At the committee level, (i) the Audit Committee oversees management of accounting, financial, legal and regulatory risks; (ii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors; and (iii) the Nominating and Governance Committee manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire Board is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the Board receive reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Communicating with our Board of Directors

Shareholders may communicate with the Board, individual directors, our presiding independent director or any Board committee by sending correspondence to: Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, AR 72231-8811; Attention: General Counsel Corporate Finance. All appropriate communications received will be forwarded to the Board, our presiding independent director, the chairman of the appropriate board committee or the individual director as addressed. Communications regarding nominations of candidates to the Board or shareholder proposals are subject to additional requirements that are discussed separately in this proxy statement. See “– Board Composition and Nominating Process” above and “Shareholder Proposals for the 2016 Annual Meeting” below.

BOARD PROPOSAL NO. 2: APPROVAL TO AMEND AND RESTATE THE

BANK OF THE OZARKS, INC. STOCK OPTION PLAN

The Board of Directors proposes that the shareholders approve the amendment and restatement of the Bank of the Ozarks, Inc. Stock Option Plan for employees. The full text of the plan, as amended and restated (the “Stock Option Plan”), is included in Appendix A to this proxy statement and reference is made to such Appendix for a complete statement of the provisions of the Stock Option Plan.

The purpose of the Stock Option Plan is to attract and retain the best available talent and encourage the highest level of performance by the Company’s executive officers and key employees and to provide them with incentives to put forth maximum efforts for the success of the Company’s business and to serve the best interests of the Company’s shareholders. The revisions proposed to the plan will help the Company continue to motivate, as well as retain and attract, such key personnel.

As of December 31, 2014, approximately 364,050 shares of common stock were available for issuance under the Stock Option Plan. Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans, our understanding of some of our largest institutional investors’ proxy voting guidelines on stock plan proposals and the importance of long-term incentives in supporting the key objectives of our compensation program, management recommended to the Compensation Committee, and the Committee approved, an amendment and restatement to the Stock Option Plan which would increase the number of shares of common stock authorized for issuance thereunder by 1.5 million shares to an aggregate of 10,660,000 shares and other changes that are considered best practices for equity plans. The Board adopted and ratified this recommendation. The changes approved by the Committee and the Board are reflected in the Stock Option Plan included in Appendix A to this proxy statement.

Summary of the Changes to the Stock Option Plan

•	Increases shares available for issuance by 1.5 million shares from 9,160,000 to 10,660,000

•	Added provision requiring a minimum three (3) year vesting period for grants (consistent with historical practice)

•	Eliminated automatic vesting upon change of control, as defined in the plan and added a double trigger provision

•	Added a provision that expressly prohibits cashing out underwater stock options without shareholder approval

•	Decreased the maximum number of shares subject to stock options that may be granted to any one participant in a calendar year from 560,000 shares to 250,000 shares

•	Added a provision making future awards granted under the Stock Option Plan subject to recoupment or “clawback,” to the extent required by law, regulation or any Company policy (including our new executive clawback policy)

•	Clarified that the Stock Option Plan is administered by the Compensation Committee

•	Added a ten year term for the plan

These changes continue our approach of aligning our equity compensation program with the interests of our shareholders and with evolving best practices in equity and incentive compensation.

The Share Reserve under the Stock Option Plan

As part of the Compensation Committee’s recommendation to the Board to approve the amendments to the Stock Option Plan, including the total number of shares available for issuance under the Stock Option Plan, the Compensation Committee considered the following factors:

•	Shares Available under the Stock Option Plan: If our shareholders do not approve the amendments to the Stock Option Plan, then we will not have sufficient shares available for grants in 2015 based on historical grant practices. This would result in the loss of an important tool to attract, motivate and retain the most highly qualified and experienced employees.

•	Historical Burn Rate: Our equity plan share usage during 2012, 2013 and 2014 represents a three-year average burn rate of 1.76% of our weighted average common shares outstanding for each such year. This burn rate is substantially below the Institutional Shareholder Services Inc. established burn rate cap for our industry of 3.34%.

•	Dilution: Dilution, also referred to as “voting power dilution,” is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current shareholders that could result from the future issuance of the shares reserved for issuance under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the amended and restated Stock Option Plan is approved, our voting power dilution will be approximately 4.6% as of February 13, 2015.

•	Shareholder Outreach: During 2014, management interacted with our largest shareholders, soliciting their views on various executive compensation and governance issues. The Committee received updates from management on the results of these interactions and took these viewpoints into consideration when approving the amendments to the Stock Option Plan.

•	Estimated Duration of the Stock Option Plan: If the amendment to our Stock Option Plan is approved by our shareholders, based on historical and expected future usage, we estimate that the shares we are requesting under the Stock Option Plan would be sufficient for approximately three years of grants, understanding that the share reserve could last for a longer or shorter period of time, depending on the growth of our employee population, our future grant practices, or our stock price and prevailing market conditions, which cannot be predicted at this time.

Summary of the Material Terms of the Stock Option Plan, as Proposed to be Amended and Restated

General. On February 22, 2015, the Compensation Committee, recognizing that there were a limited number of reserved shares remaining to provide future grants of stock options, recommended to the Board, subject to approval by the Company’s shareholders at the 2015 Annual Meeting, an amendment and restatement of the current stock option plan for employees which would, among other things, increase the number of shares of common stock authorized for issuance thereunder by 1.5 million shares to an aggregate of 10,660,000 shares.

Administration. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee may establish any rules and regulations it deems necessary to administer the Stock Option Plan. All questions of interpretation or application of the Stock Option Plan are determined in the sole discretion of the Compensation Committee, and its decisions are binding and final upon all participants. The Compensation Committee has exclusive authority and discretion to administer or otherwise take actions required or permitted to be taken that are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

Eligibility. Executive officers and key employees of the Company or any of its subsidiaries are eligible to participate in the Stock Option Plan. Options are granted to eligible individuals at the discretion of the Compensation Committee and therefore, we cannot determine who will receive a future grant at this time. Pursuant to the terms of the plan, no participant is eligible to receive options for more than 250,000 shares in any calendar year.

Stock Options. The options granted under the Stock Option Plan are not intended to be incentive stock options within the meaning of Section 422 of the Code. Except as may be determined by the Compensation Committee under the limited circumstances specified in the plan, stock options granted under the Stock Option Plan have a minimum three (3) year vesting period. The exercise price per share for each option may not be less than the fair market value of the underlying shares on the date of the grant. Options may be exercised upon notice to the Company and payment of the option exercise price. The duration of options, including the duration following a participant’s termination of employment, death or disability, are determined by the Compensation Committee in its sole discretion.

Payment for shares. At the time of exercise of an option, the participant must pay the full exercise price of the option in cash or by check. The requirement of payment in cash may be satisfied through the sale, by way of a broker, of a portion of the shares being acquired equal in value to the exercise price. Additionally, if approved by the Compensation Committee, a participant may pay the exercise price by one of the following additional forms of payment: (1) by delivering previously-owned shares of Company common stock owned by the participant for at least six months having a fair market value equal to the exercise price; (2) by authorizing the Company to withhold a number of shares of Company common stock otherwise issuable to the participant having a fair market value equal to the exercise price; and (3) by any combination of the above methods.

Change of Control. Stock options granted after the amendment and restatement of the Stock Option Plan will not automatically vest in the event of a change of control and will be treated as follows: (i) if the successor company assumes, continues or replaces the outstanding options (with equivalent or more favorable terms) then the outstanding options will not accelerate and will continue pursuant to the terms of the award unless, if within 24 months following a change of control, any participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if any such person shall have resigned for good reason (as defined in the Stock Option Plan) then the outstanding stock options will immediately accelerate; and (ii) if the outstanding options are not assumed, continued or replaced by the successor company then such outstanding options will accelerate upon a change of control. Options granted prior to the amendment and restatement of the Stock Option Plan are governed by the terms of the stock award agreements in effect on the date of grant and generally provide for the acceleration of outstanding options upon the occurrence of a change of control.

For purposes of the Stock Option Plan, a change of control means any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or similar plan of the Company) or any group acting in concert, shall acquire or control 25% or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Compensation Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change of control.

Adjustments for Stock Dividends, Mergers and Other Events. In the event there is a change in the capital structure of the Company by reason of any extraordinary dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, or other event having an effect similar to the foregoing, which affects the Company’s common stock, then the Compensation Committee shall, in an equitable and proportionate manner as determined by the Compensation Committee either: (i) adjust the maximum number of shares of common stock reserved for issuance in connection with grants of options, the number of shares of common stock to which an option is subject, the maximum number of shares of common stock for which a plan participant is eligible, and the exercise price of each option; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding stock option. Any such adjustments to outstanding stock options must be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such stock options.

Amendment and Termination. The Board of Directors may amend the Stock Option Plan at any time as it deems advisable. Without the option holder’s consent, the Compensation Committee may amend the terms of outstanding grants to: (1) accelerate vesting in connection with the participant’s death, disability or upon a change of control; (2) extend the expiration date; or (3) waive any other condition or restriction applicable to the option. The Compensation Committee may amend the terms of outstanding grants for any other reason with the holder’s consent. Except in connection with certain corporate transactions involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction), any change to the plan or any outstanding stock option that reduces the exercise price or cancels an outstanding stock option in exchange for cash or other awards with an exercise price that is less than the exercise price in the original award will require shareholder approval. To the extent necessary to comply with applicable laws and regulations, including federal tax laws and NASDAQ rules and regulations certain amendments to the plan or any outstanding grant will require shareholder approval.

Application of Company Clawback Policy. Stock options granted after the amendment and restatement of the Stock Option Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board or the Compensation Committee, as such policy may be in effect from time to time.

Effectiveness of Plan. The amendment and restatement of the Stock Option Plan will be effective May 18, 2015 if approved by the shareholders at the Annual Meeting. If not previously terminated by the Compensation Committee or the Board, the plan will terminate on May 18, 2025. The Stock Option Plan may be terminated any time by the Board; however, such termination will not adversely affect the terms of any outstanding options. After termination of the Plan, no future stock options may be granted under the Plan, but previously granted stock options shall remain outstanding in accordance with their applicable terms and conditions.

Federal Income Tax Consequences. Under currently applicable provisions of the Code, an optionee will not be deemed to receive any income for federal income tax purposes upon the grant of any option under the Stock Option Plan, nor will the Company be entitled to a tax deduction at that time. Upon the exercise of an option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the exercise price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction in the same amount.

Benefits to Named Executive Officers and Others

Set forth below is a table that shows stock option grants pursuant to the Stock Option Plan in fiscal year 2014. These are the same amounts that would have been granted pursuant to the Stock Option Plan if shareholders had approved the proposed amendment and restatement prior to fiscal year 2014. Future benefits to be received by a person or group under the amended and restated Stock Option Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during fiscal year 2015 and beyond.

Total Number of Options Awarded in 2014 under the Bank of the Ozarks, Inc. Stock Option Plan
George Gleason, Chairman and CEO	60,000
Greg McKinney, CFO and CAO	20,000
Dan Thomas, Vice Chairman, CLO and President-RESG	33,000
Tyler Vance, COO and CBO	20,000
Darrel Russell, CCO	7,000
All Executive Officers as a Group	156,000
All Non-Executive Directors as a Group	—
All Non-Executive Officer Employees as a Group	408,250

The Board recommends a vote “FOR” the Amendment and Restatement of the Stock Option Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice. The affirmative vote of the majority of the votes cast on the matter is required to approve the amended and restated Stock Option Plan.

BOARD PROPOSAL NO. 3: APPROVAL OF THE BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

Background and Purpose

In February 2015 the Compensation Committee approved and adopted the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, or the Director Plan, which was adopted and ratified by the Board of Directors, subject to shareholder approval at the 2015 Annual Meeting. The Director Plan provides for awards of common stock to eligible non-employee directors. The effective date of the Director Plan is the date on which it is approved by our shareholders.

The purpose of the Director Plan is to advance the interests of the Company and its shareholders by affording to non-employee directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by granting such directors awards of common stock. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

Summary of the Material Terms of the Director Plan

The following is a summary of certain principal features of the Director Plan. This summary is qualified in its entirety by reference to the complete text of the Director Plan. You are urged to read the actual text of the Director Plan in its entirety, which is set forth in Appendix B.

Eligibility. Each person who is not otherwise an employee of the Company, or any of its subsidiaries, and who has been elected or appointed as a director of the Company is eligible to participate in the Director Plan (referred to as an Eligible Director).

Shares Reserved. Subject to adjustment in connection with certain corporate transactions involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction), the aggregate number of shares of common stock which may be issued as awards will not exceed 50,000.

Awards of Stock. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director will automatically receive an award of shares of common stock. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), will automatically receive an award of shares of common stock. The number of shares of common stock subject to the award will be the equivalent of $25,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on the NASDAQ on the grant date, which shall be the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable.

Administration. The Director Plan is to be administered by the Compensation Committee, which is comprised solely of directors who are considered independent under the applicable NASDAQ listing standards. Subject to the terms of the Director Plan, the Compensation Committee is authorized to make all determinations that may be necessary or advisable for the administration of the Director Plan.

General Terms of Awards. Shares of common stock awarded under the Director Plan will be fully vested on the grant date and will have all the rights of any other shareholder, including the right to vote the shares and the right to receive dividends.

Amendment; Termination. The Compensation Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Director Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Director Plan shall in any manner affect any outstanding award granted pursuant to the Director Plan without the consent of the awardee. If not previously terminated by the Compensation Committee or the Board, the Director Plan will terminate ten (10) years from the effective date.

Tax Consequences. Since there will be no risk of forfeiture or restrictions on transfer, under Section 83(b) of the Code, a recipient of a common stock award will be subject to tax at ordinary income rates on the fair market value of the common stock (reduced by any amount paid by the recipient) at the time it is received. The foregoing summary of certain of the federal income tax consequences of grants made under the Director Plan is not intended to be exhaustive and does not describe state or local tax consequences.

Benefits to Non-Employee Directors

Only non-employee directors of the Company are eligible to participate in the Director Plan. Of the persons and groups set forth in the table below, only persons within the category titled “All Non-Executive Directors as a Group” will receive benefits under the Director Plan. The following table sets forth information pertaining to the number of shares of common stock that will be granted to each non-employee director elected at the Annual Meeting assuming (i) the Director Plan is approved by the shareholders and (ii) all 13 non-employee director nominees are elected at the Annual Meeting. The closing price of the Company’s common stock on the NASDAQ Global Select Market was $35.94 on February 13, 2015.

Bank of the Ozarks, Inc. Non-Employee Director Stock Plan
	Total Number of Shares(1)	Dollar Value (1)
George Gleason, Chairman and CEO	—	—
Greg McKinney, CFO and CAO	—	—
Dan Thomas, Vice Chairman, CLO and President-RESG	—	—
Tyler Vance, COO and CBO	—	—
Darrel Russell, CCO	—	—
All Executive Officers as a Group	—	—
All Non-Executive Directors as a Group	9,035	$324,718
All Non-Executive Officer Employees as a Group	—	—

(1)	Pursuant to the terms of the Director Plan, each non-employee director will receive $25,000 worth of shares of common stock based on the average of the highest reported asked price and the lowest reported bid price reported on that exchange on the grant date. For purposes of this table, the number of shares granted is based on the closing stock price of the Company’s common stock on the NASDAQ Global Select Market on February 13, 2015 of $35.94.

The Board recommends a vote FOR the approval of the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice. The affirmative vote of the majority of the votes cast on the matter is required to approve the Director Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 concerning shares of common stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by shareholders and plans or arrangements not submitted to shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Bank of the Ozarks, Inc. Stock Option Plan (1)	1,683,350	$24.14	364,050
• Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (2)	176,000	$17.32	—
• Bank of the Ozarks, Inc. Amended and Restated 2009 Restricted Stock and Incentive Plan (3)	—	—	780,300
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	1,859,350		1,144,350

(1)	The Company has a Stock Option Plan for employees which has issued, outstanding and unexercised options to purchase 1,683,350 shares of common stock; 35,600 of these options were exercised in early 2015. If the amendment and restatement of the Stock Option Plan (Board Proposal No. 2) is approved at the Annual Meeting, the number of shares of the Company’s common stock authorized and available for issuance would increase by 1.5 million shares.
(2)	The Company’s Non-Employee Director Stock Option Plan has no specific limitation on the number of remaining authorized shares available for issue, but permits each director who is not otherwise an employee of the Company or any subsidiary, to receive options to purchase 2,000 shares of common stock following his or her election as a director of the Company at each annual meeting of shareholders and up to 2,000 shares upon his or her election or appointment for the first time as a director of the Company. If the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan (Board Proposal No. 3) is approved at the Annual Meeting, non-employee directors will receive grants of common stock under the new Director Plan upon his or her election and will no longer receive stock options under the Non-Employee Director Stock Option Plan.
(3)	As of December 31, 2014, there were 444,700 shares of unvested restricted stock outstanding under the Amended and Restated 2009 Restricted Stock and Incentive Plan.

BOARD PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board selected and appointed the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2015, and seeks ratification of the appointment by the shareholders. This will be the tenth year Crowe Horwath LLP has served as the Company’s independent auditors. Representatives of Crowe Horwath LLP will be present at the Annual Meeting and representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees incurred for services provided by the Company’s independent auditors for the years ended December 31, 2014 and 2013 were:

	2014	2013
Audit Fees	$744,500	$488,295
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	2,895

Total	$744,500	$491,190

Audit fees totaling $744,500 for 2014 and $488,295 for 2013 relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q, audit of the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) and services that are normally provided by the principal accountant in connection with statutory and regulatory filings. These fees do not include reimbursements for travel or other out of pocket expenses. Tax services are provided by another accounting firm. Other fees totaling $2,895 for 2013 related primarily to consultations regarding various acquisition issues.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services to be performed by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of fees paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit. All fees shown in the table above were pre-approved in accordance with the policies above.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the Audit Committee’s selection and appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2015. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless shareholders specify otherwise in their proxies.

If the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2015 is not ratified, the matter will be referred to the Audit Committee for further review.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on December 30, 2014. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com under the Investor Relations section.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed with management the Company’s audited consolidated financial statements for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Henry Mariani, Chairman
Richard Cisne
Robert East
Robert Proost

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 13, 2015, by (1) each director, director nominee and named executive officer of the Company, (2) all directors, director nominees and executive officers of the Company as a group and (3) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class(1)
Directors and Executive Officers
George and Linda Gleason	6,198,760	(2)	7.1%
Jean Arehart	46,472		*
Nicholas Brown	14,600		*
Richard Cisne	105,150	(3)	*
Robert East	166,600	(4)	*
Catherine B. Freedberg	190,868	(5)	*
Peter Kenny	16,600		*
William Koefoed, Jr.	—		*
Henry Mariani	120,000	(6)	*
Greg McKinney	67,928		*
Robert Proost	18,000		*
R. L. Qualls	50,400		*
John Reynolds	27,837		*
Darrel Russell	132,494	(7)	*
Dan Thomas	97,886		*
Tyler Vance	94,874		*
Sherece West-Scantlebury	10,056		*
Ross Whipple	1,536,082	(8)	1.8%
Directors, Director Nominees and Executive Officers as a group (22 persons)	8,988,768		10.3%
Principal Shareholders (not otherwise named above)(9)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,053,795	(10)	7.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,091,632	(11)	5.9%

*	Less than one percent.
(1)	The percentage calculations are based on 86,767,725 shares of our common stock outstanding as of the close of business on February 13, 2015. Includes beneficial ownership of shares of common stock with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options (or options exercisable on or within 60 days after February 13, 2015) granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after February 13, 2015) are held by the directors and executive officers as a group in the amount of 204,800, and held by the named individuals in the amounts as follows: Linda Gleason (34,000); Nicholas Brown (10,000); Richard Cisne (30,000); Robert East (38,000); Catherine B. Freedberg (8,000); Peter Kenny (8,000); Henry Mariani (10,000); Robert Proost (4,000) R. L. Qualls (10,000); John Reynolds (10,000); Dan Thomas (14,000); Sherece West-Scantlebury (10,000); Ross Whipple (4,000) and other executive officers (14,800).
(2)	The amount includes (a) 1,328,346 shares owned directly by Mr. Gleason, (b) 2,571,200 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 1,914,432 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 13,026 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 191,632 shares, including 34,000 shares subject to exercisable options, owned directly by Mrs. Gleason, and (f) 180,124 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries. 748,000 shares of Mr. Gleason’s directly owned shares are pledged as security for a line of credit with an unrelated bank.
(3)	Includes 900 shares held by Mr. Cisne’s spouse.

(4)	Includes 1,400 shares held by Mr. East’s spouse.
(5)	Includes (a) 18,562 shares, including 8,000 shares subject to exercisable options, owned directly by Dr. Freedberg, (b) 144,796 shares owned by a trust for which Dr. Freedberg is sole trustee and the sole beneficiary is an immediate family member, and (c) 27,510 shares owned by a trust in which Dr. Freedberg has a 25% income interest.
(6)	Includes 2,000 shares held by Mr. Mariani’s spouse; 88,000 shares are owned in a margin account with a brokerage firm.
(7)	Includes 9,044 shares held by Mr. Russell’s spouse.
(8)	Includes (a) 78,386 shares, including 4,000 shares subject to exercisable options, owned directly by Mr. Whipple and (b) 1,457,696 shares owned by a limited liability limited partnership whose partners consist of Mr. Whipple and immediate family members.
(9)	Based on information supplied by principal shareholders and a review of information on file with the SEC.
(10)	As reported on Schedule 13G/A, dated as of January 12, 2015 and filed with the SEC on January 26, 2015, BlackRock, Inc. has sole voting power with respect to 5,889,908 shares and sole dispositive power with respect to 6,053,795 shares.
(11)	As reported on Schedule 13G/A, dated as of February 9, 2015 and filed with the SEC on February 10, 2015, the Vanguard Group, Inc. has sole voting power with respect to 99,950 shares, sole dispositive power with respect to 4,998,282 shares and shared dispositive power with respect to 93,350 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that each of its directors and executive officers complied with all applicable filing requirements during 2014, with the exception that Ross Whipple was late filing a report on Form 4 with respect to sales made on August 26, 27, 28 and 29, 2014, which were subsequently reported on a Form 4 filed on September 16, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our fiscal year 2014 executive compensation program. It provides information about the goals and the key elements of the program and explains the reasons behind the Compensation Committee’s executive compensation decisions.

Our focus in this CD&A is the fiscal year 2014 compensation of the following “named executive officers” of the Company:

•	George Gleason, Chairman and Chief Executive Officer

•	Greg McKinney, Chief Financial Officer and Chief Accounting Officer

•	Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG

•	Tyler Vance, Chief Operating Officer and Chief Banking Officer

•	Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee

Goals of Our Executive Compensation Program

•	Provide a competitive pay program that is fair, non-discriminatory and forward-looking, and that will attract and retain quality executives capable of producing outstanding business results for the Company in an effective manner;

•	Motivate and reward executives by paying for performance in a manner that takes into account the Company’s performance goals and individual performance and contribution; and

•	Provide for compensation that strikes a proper balance between short-term and long-term compensation, and between cash and stock compensation, with an emphasis on stock compensation to align the interests of executives with the interests of the Company’s shareholders.

Fiscal 2014 Business Performance Highlights

•	For the full year of 2014, the Company’s net income was $118.6 million, a 30.0% increase from $91.2 million for the full year of 2013.

•	Net interest income for the full year of 2014 was a record $270.5 million, a 39.8% increase from $193.5 million for the full year of 2013.

•	Diluted earnings per common share for 2014 were $1.52, a 20.6% increase from $1.26 for 2013.

•	The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for 2014 was 45.3% (unchanged from 2013) and remains substantially below the industry, which was 61.88% for 2014, based on data published in the FDIC Quarterly Banking Profile for all FDIC insured institutions.

•	The Company’s net charge-off ratio for its non-purchased loans and leases decreased to 0.12% for 2014 compared to 0.14% for 2013. The Company’s net charge-off ratio for its purchased loans decreased to 0.29% for 2014 compared to 0.70% for 2013. The Company’s net charge-off ratio for all loans and leases decreased to 0.16% for 2014 compared to 0.26% for 2013.

•	Net interest margin, on an FTE basis, for 2014 was 5.52%, an 11 basis point decrease from 5.63% for 2013, however, the Company’s net interest margin remains substantially above the industry, which was 3.14% for 2014, based on data published in the FDIC Quarterly Banking Profile for all FDIC insured institutions.

•	Deposits were $5.50 billion at December 31, 2014, a 47.9% increase compared to $3.72 billion at December 31, 2013.

•	Total assets were $6.77 billion at December 31, 2014, a 41.2% increase compared to $4.79 billion at December 31, 2013.

•	Common stockholders’ equity was $908 million at December 31, 2014, a 44.4% increase from $629 million at December 31, 2013.

•	The Company’s fifth consecutive year of achieving a return on average assets in excess of 2.00%.

•	Completed two acquisitions during 2014 and closed our acquisition of Intervest Bancshares Corporation in February 2015.

•	Completed a two-for-one stock split in June 2014.

•	Terminated loss share agreements for all seven of our FDIC-assisted acquisitions, resulting in an $8 million gain.

For more information about our financial and operating performance in Fiscal 2014, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015. For more information about our stock price performance, please see the table titled “Cumulative Return Comparison” in our 2014 Form 10-K.

Investor Outreach and the 2014 Say-on-Pay Vote

At the Company’s 2014 Annual Meeting, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 64% majority vote, a reduction from favorable votes of 96% in 2013 and 97% in 2012.

Beginning in May 2014, we conducted an informal shareholder outreach program. The purpose of these investor outreach efforts was to gain a better understanding of concerns related to our executive compensation program and other matters of shareholder interest. Participants in the outreach effort included at various times our Chairman and Chief Executive Officer, Chief Financial Officer and General Counsel Corporate Finance. We also received feedback from proxy advisory firms, including Institutional Shareholder Services, Inc.

Based on the information gained from these investor outreach efforts, we made significant substantive changes to our executive compensation policies and practices. We believe that, as a result of these changes, our executive compensation program is better designed to enhance shareholder value and attract and retain executive talent critical to the Company’s success.

Here are the highlights of the substantive changes made to our executive compensation program in 2014 and early 2015:

•	Redesigned executive compensation program mid-year in order to reduce the portion of fixed compensation payable to executives and place greater focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals;

•	Adopted a clawback policy for executive officers;

•	Implemented stock ownership guidelines applicable to our directors and certain executive officers, including our named executive officers;

•	Approved the amended and restated Stock Option Plan (subject to shareholder approval) to increase the number of shares available under the plan and to implement equity grant best practices including:

•	Minimum 3 year vesting period;

•	Eliminated automatic vesting upon change of control and added a double trigger provision; and

•	Prohibit cash buyouts of underwater options without shareholder approval.

In addition to the changes implemented after the 2014 say-on-pay vote, our executive compensation programs already incorporated many best practices, as follows:

•	long-term incentive compensation has historically made up a significant portion of our compensation mix;

•	our restricted stock and stock option awards have three-year cliff vesting schedules;

•	we have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	we employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group;

•	we prohibit derivative trading in our stock; and

•	our current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

Principal Compensation Elements of Our Executive Compensation Program

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives and goals described above. The table below identifies the principal elements of our 2014 executive compensation program. The details regarding the amounts paid for each element in 2014 is described under “—2014 Executive Compensation” below. The Compensation Committee believes the components of our executive compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

Compensation Element	Form of Compensation	Performance Criteria
Base salary	Cash	Individual performance and contribution

Cash incentive compensation	Cash	Company Performance • Adjusted net income for 2014 • Adjusted net income, diluted EPS, efficiency ratio, net charge-off ratio and TSR for 2015

Long-term equity incentive compensation	• Stock Options	Individual performance and contribution
	• Performance award granted in time-based restricted stock	Company Performance • Adjusted net income for 2014 • Adjusted net income, diluted EPS, efficiency ratio, net charge-off ratio and TSR for 2015

Retirement and welfare benefits	• 401(k) plan with Company contributions (available to all employees); • Deferred compensation plan; and • SERP for CEO only	Not applicable

Perquisites and other benefits	Various (see below)	Not applicable

Peer Groups

Each year, the Compensation Committee reviews the complexity, profitability and relative performance metrics of the Company as well as the intangible value and performance of the Company’s management team. The goal of this review is to identify parameters by which to evaluate executive pay, ensuring that future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. As part of this review, the Compensation Committee compares our executive compensation programs to the compensation programs of a custom peer group of publicly-traded banks and bank holding companies. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”), its independent compensation consultant, to assist the Compensation Committee in establishing the peer group for this review.

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. The Compensation Committee reviews compensation data from its peer group as a market reference and uses the reports prepared by Blanchard as a point of reference when making compensation decisions for its named executive officers.

2013 Peer Group

In November 2013, Blanchard conducted an analysis of the relationship between executive compensation and business performance and issued a report entitled Pay vs. Performance – Report of Findings – November 2013. In their analysis, Blanchard utilized the same peer group as it used in the October 2012 executive compensation review, referred to in this CD&A as the 2013 Peer Group. This custom national peer group was established in 2012 and includes a group of twenty-one high performing publicly-traded banks and bank holding companies having the same 8 digit GICS classification as the Company, with total assets as of the 2011 year-end between $2.5 billion and $12.0 billion and a three-year average net income greater than $40 million. The twenty-one banks comprising the 2013 Peer Group include the following:

Banc First Corporation (BANF)	Northwest Bancshares, Inc. (NWBI)
Capitol Federal Financial, Inc. (CFFN)	Old National Bancorp (ONB)
City Holding Company (CHCO)	Park National Corporation (PRK)
Community Bank System, Inc. (CBU)	Prosperity Bancshares, Inc. (PB)
CVB Financial Corp. (CVBF)	Republic Bancorp, Inc. (RBCAA)
F.N.B. Corporation (FNB)	Southside Bankshares, Inc. (SBSI)
First Interstate Banc System, Inc. (FIBK)	Texas Capital Bancshares, Inc. (TCBI)
First Financial Bancorp (FFBC)	Trustmark Corporation (TRMK)
First Financial Bankshares, Inc. (FFIN)	United Bankshares, Inc. (USBI)
International Bancshares Corp. (IBOC)	Westamerica Bancorporation (WABC)
NBT Bancorp Inc. (NBTB)

The 2013 report compared the Company’s performance to the performance of the 2013 Peer Group on six financial measures (return on average assets, return on average equity, efficiency ratio, non-performing assets/assets, core earnings per share growth, and one-year TSR) for both the 2012 year-end and a three-year average (2010-2012). The key findings of Blanchard’s executive compensation assessment of the Company’s program compared to the 2013 Peer Group are set forth below:

•	The Company’s average financial performance across the six performance metrics ranked at the 89th percentile versus the 2013 Peer Group for 2012. For the three-year period 2010-2012, the Company ranked at the 88th percentile.

•	For 2012 and the three year average, the salary for the top two highest paid executives (Messrs. Gleason and Thomas) and the Company’s performance, relative to the 2013 Peer Group, was aligned under “high performance/high pay” for cash compensation and direct compensation.

•	Finally, Blanchard provided a summary of the ranking of the Company’s top two executives, independently and combined, versus the peer group for 2012, 2011 and 2010 for salary, cash compensation, direct compensation, and total compensation. When compared to the 2013 Peer Group, Mr. Gleason ranked at the 99th percentile, 89th percentile and 84th percentile in total compensation for 2012, 2011 and 2010, respectively. When compared to the 2013 Peer Group, Mr. Thomas ranked at the 93rd percentile, 95th percentile and 87th percentile in total compensation for 2012, 2011 and 2010, respectively. When compared to the 2013 Peer Group, combined data for both Mr. Gleason and Mr. Thomas ranked at the 100th percentile, 91st percentile and 85th percentile in total compensation for 2012, 2011 and 2010, respectively.

The Compensation Committee used the 2013 Blanchard report as a market check in its review and determination of the stock option and restricted stock grants awarded in 2013 and in setting base salaries for 2014, but no specific benchmark or targets were used in determining the amount of equity awards or in setting base salaries.

2014 Peer Group

During October and November 2014, the Compensation Committee worked with Blanchard to develop a revised peer group, referred to in this CD&A as the 2014 Peer Group. The 2014 Peer Group consisted of twenty-two publicly-traded banks within the same industry and having the same eight digit GICS classification as the Company, with assets between $4.5 billion and $17 billion as of fiscal year end 2013 (0.6 to 2.1 times that of the Company’s asset size at that time after taking into account pending acquisitions). In order to identify high performing banks across the nation, the 2014 Peer Group only utilized banks with 2013 year-end ROAA greater than 1.2% or 2013 year-end ROAE greater than 10%. The twenty-two banks comprising the 2014 Peer Group include the following:

Investors Bancorp, Inc. (ISBC)	United Community Banks, Inc. (UCBI)
BankUnited, Inc. (BKU)	BBCN Bancorp, Inc. (BBCN)
UMB Financial Corporation (UMBF)	Park National Corporation (PRK)
Bank of Hawaii Corporation (BOH)	Home BancShares, Inc. (HOMB)
Texas Capital Bancshares, Inc. (TCBI)	Boston Private Financial Holdings, Inc. (BPFH)
Western Alliance Bancorporation (WAL)	BancFirst Corporation (BANF)
Flagstar Bancorp, Inc. (FBC)	Talmer Bancorp, Inc. (TLMR)
Hilltop Holdings Inc. (HTH)	First Financial Bankshares, Inc. (FFIN)
Glacier Bancorp, Inc. (GBCI)	Tompkins Financial Corporation (TMP)
First Interstate BancSystem, Inc. (FIBK)	Westamerica Bancorporation (WABC)
CVB Financial Corp. (CVBF)	Central Pacific Financial Corp. (CPF)

Following the Compensation Committee’s approval of the 2014 Peer Group, Blanchard conducted an executive compensation assessment in November 2014, at the direction of the Compensation Committee, to assist with executive compensation decisions. Blanchard’s executive compensation assessment included (i) an analysis showing how the compensation paid to the Company’s top four executive officers (Messrs. Gleason, Thomas, McKinney and Vance) compared to compensation paid to the named executive officers of the 2014 Peer Group companies, (ii) a comparison of the Company’s financial performance against the financial performance of the 2014 Peer Group companies (based on 2013 year-end financial results and at June 30, 2014), (iii) analyzed annual incentive plan payouts and reviewed incentive plan design best practices and typical payout opportunity levels, and (iv) analyzed the benefit programs offered by the Company as compared to the peer group and broader industry practice. Compensation amounts used for the 2014 Peer Group were based on amounts reported for 2013, as reflected in each bank’s proxy statement filed in 2014. With respect to compensation for the Company’s executive officers, the report analyzed compensation components based on actual 2013 compensation, as well as projected 2014 compensation, assuming incentives were paid at target amounts and at maximum amounts, with respect to the 2014 performance plans.

The key findings of Blanchard’s executive compensation assessment of the Company compared to the 2014 Peer Group are set forth below:

•	Performance: The Company’s performance compared to the 2014 Peer Group, based on 2013 year-end results and as of June 30, 2014 (which was the most recent available quarter numbers as of the report) was near or above the 75th percentile for most performance indicators reviewed. In comparing the Company’s 2013 year end performance to that of the peer group, the Company was: 68th percentile-3-year Asset Growth; 41st percentile-Net Income; 91st percentile-ROAA; 85th percentile-ROAE; 99th percentile-Net Interest Margin; Lowest (or Best)-Efficiency Ratio; 80th percentile-NPAs/Assets; 60th percentile-Market Cap; 88th percentile-Tangible Equity Ratio; 44th percentile-Core EPS Growth; 96th percentile-Three-year Total Return; and 96th percentile-Number of Branches.

•	Base salary: Compared to the 2014 Peer Group, the base salary for Mr. Gleason was at the 91st percentile, the 98th percentile for Mr. Thomas, the 83rd percentile for Mr. McKinney and the 75th percentile for Mr. Vance.

•	Cash compensation (reflects base salary plus any annual cash incentive/bonus): Cash compensation for Messrs. Gleason and Thomas, assuming 2014 cash incentives were paid at target level, was at the 69th and 85th percentile, respectively, and at the 35th and 39th percentile for Messrs. McKinney and Vance.

•	Direct compensation (base salary, annual cash incentives/bonuses, and the average economic value of all equity awards over a three year period): Direct compensation for Messrs. Gleason and Thomas, assuming 2014 cash and equity incentives were paid at target level, was at the 92nd and 80th percentile, respectively. Messrs. McKinney and Vance were at the 56th and 47th percentiles, respectively.

The Compensation Committee considered the 2014 executive compensation assessment, including the executive compensation levels of the 2014 Peer Group companies, as a market check in its review and determination of the stock option awards granted in November 2014, the 2015 base salaries and in approving the performance awards payable to executive officers under the 2014 performance based incentive plans.

2014 Executive Compensation

Each year management and the Compensation Committee review the Company’s existing executive compensation program. The Company seeks to confirm that each of its compensation elements, as well as its compensation structure, fits the Company in light of its history, performance and strategy.

The Compensation Committee took the following key actions in setting and approving executive compensation during 2014 and early 2015:

•	In November 2013, approved (1) the 2013 peer group (the Compensation Committee reviewed and considered information concerning the 2013 peer group in granting stock awards at the end of 2013 and undertaking its pay-for-performance analysis) and (2) base salaries for the named executive officers.

•	In June 2014, approved (1) reduction in base salary for CEO and CLO, (2) the 2014 Stock-Based Performance Award Plan and 2014 Executive Cash Bonus Plan, and (3) the performance period and criteria for the 2014 performance plans.

•	In November 2014, approved the 2014 Peer Group and approved stock option awards to named executive officers.

•	In January 2015, (1) approved executive compensation clawback policy, (2) certified performance goals were met under the 2014 performance plans and approved final amounts of cash incentive awards and restricted stock awards under the 2014 performance plans, and (3) approved 2015 performance criteria and 2015 stock and cash incentive plans.

2014 Base Salary

Base salary levels for the named executive officers and other executive officers for 2014 were subjectively determined by the Compensation Committee with consideration given to the following factors: (1) the executive’s then current salary, (2) the executive’s performance and contributions during the previous fiscal year, (3) the executive’s qualifications and responsibilities, (4) the executive’s tenure with the Company and the position held by the executive, (5) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates, taking into account salary levels of the Company’s peer group companies, (6) the Company’s budgetary parameters established for the full year and (7) the recommendation of the Chief Executive Officer, in the case of all executive officers other than himself.

As disclosed above under “—Investor Outreach and the 2014 Say-on-Pay Vote,” in response to the Company’s 2014 say-on-pay vote, the Compensation Committee redesigned our executive compensation program mid-year to place greater focus on performance-based compensation rather than fixed compensation. In connection with the Compensation Committee’s efforts to re-design the executive compensation program, the Committee reduced base salaries for Messrs. Gleason and Thomas by approximately 42% and 20% respectively, from their 2013 base salaries. The base salaries for Messrs. McKinney and Vance were increased during 2014 primarily due to the overall increase in their responsibilities and to better align their salaries to levels of comparable positions using the 2013 Peer Group data.

Named Executive Officer	Base Compensation Paid		Percentage Increase/(Decrease)
	2013	2014
George Gleason	$1,730,769	$1,000,000	(42.2)%
Greg McKinney	$368,077	$424,039	15.2%
Dan Thomas	$1,242,308	$1,000,000	(19.5)%
Tyler Vance	$366,923	$424,039	15.6%
Darrel Russell	$252,308	$257,354	2.0%

2014 Cash Incentive Compensation

In June 2014, in connection with the changes made to the executive compensation programs, the Compensation Committee approved the 2014 Executive Cash Bonus Plan, which we refer to as the 2014 Bonus Plan. The purpose of the 2014 Bonus Plan is to subject a portion of the executive officers’ cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation,

Company performance and strategic goal attainment. The plan works in collaboration with the Company’s Amended and Restated 2009 Restricted Stock and Incentive Plan (the “2009 Restricted Stock Plan”) to enable the bonuses to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Except for Mr. Russell, each of the named executive officers was a participant in the 2014 Bonus Plan. Because the 2014 Bonus Plan was implemented mid-year, awards under the plan were based on the Company’s financial results for the period beginning on July 1, 2014 and ending on December 31, 2014 and paid in the event the Company’s net income was above certain thresholds. The performance metric for the 2014 Bonus Plan was based on the Company’s net income over the performance period because net income is one of the Company’s primary performance metrics and it has direct correlation to growth of shareholder value. The 2014 Bonus Plan defines net income as the Company’s after tax net income available to common shareholders, determined in accordance with GAAP, adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.

Prior to the performance period, the Compensation Committee established target cash incentive opportunities for Messrs. Gleason and Thomas payable in the event the Company’s adjusted net income during the performance period equals or exceeds the minimum threshold target of $46.5 million. The Compensation Committee established a maximum cash bonus opportunity for Messrs. Gleason, Thomas, McKinney and Vance in the event the Company’s adjusted net income equals or exceeds the elevated threshold target of $60 million. No bonus award is payable in the event the Company’s adjusted net income is below the threshold amount. Following the performance period, the Committee must determine whether the Company’s performance meets or exceeds the threshold or elevated threshold target and determine the final amount of the bonus award to be granted to any participant. In deciding the amount of the bonus award, the Committee can consider, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants. The Compensation Committee may exercise discretion to decrease, but not increase, any amounts payable to a participant under the 2014 Bonus Plan as the Committee deems appropriate.

The Company’s minimum and elevated threshold adjusted net income goals were $46.5 million and $60 million, respectively, for the short performance period. The Company’s actual adjusted net income for the performance period was $69.59 million (based on actual net income of $66.84 million and adjusted for conversion and acquisition expenses, liquidated charges related to contract terminations, bargain purchase gains, gains in connection with the termination of FDIC loss share agreements, and Federal Home Loan Bank (FHLB) pre-payment penalties incurred during the performance period), which was substantially above the minimum and elevated target goals set forth in the plan. Based on the Company’s adjusted net income for the performance period, the Compensation Committee approved cash incentive bonuses for Messrs. Gleason, Thomas, McKinney and Vance at the maximum bonus opportunity which is set forth in the table below.

Participant	Cash Award Based on Maximum Performance	Percent of Base Salary (%)
George Gleason	$1,000,000	100%
Dan Thomas	$750,000	75%
Greg McKinney	$200,000	47%
Tyler Vance	$200,000	47%

2014 Long-Term Equity Incentive Compensation

The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s equity plans have the effect of more closely aligning the interests of management with the interests of shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plans for stock splits.

Restricted Stock-Based Performance Awards

In June 2014 the Compensation Committee approved the 2014 Stock-Based Performance Award Plan, which we refer to as the 2014 Stock Plan. The purpose of the 2014 Stock Plan is to subject a portion of the executive officers’ equity compensation to achievement of pre-established performance targets followed by a three year vesting period to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. The plan works in collaboration with the Company’s 2009 Restricted Stock Plan to enable the equity grants to qualify as “performance-based compensation” under Section 162(m) of the Code, as determined by the Compensation Committee. Each of the named executive officers was a participant in the 2014 Stock Plan.

Because the 2014 Stock Plan was implemented mid-year, awards under the plan were based on the Company’s financial results for the period beginning on July 1, 2014 and ending on December 31, 2014 and paid in the event the Company’s net income was above certain thresholds. The 2014 Stock Plan defines net income the same as the 2014 Bonus Plan.

Prior to the performance period, the Compensation Committee established maximum stock incentive opportunities for the participants in the plan, which was the maximum number of restricted shares a participant could receive under the plan. The maximum stock award set for Messrs. Gleason, Thomas, McKinney, Vance and Russell was 80,000 shares, 33,000 shares, 20,000 shares, 20,000 shares and 6,000 shares respectively. No stock award is payable in the event the Company’s net income is below the threshold amount. In connection with establishing the maximum number of restricted shares for each participant, the Compensation Committee reviewed the number of shares granted to participants in prior years and reviewed pro forma 2014 summary compensation information to evaluate the expected compensation of each of the Company’s named executive officers for 2014, both in terms of total compensation and each individual compensation element. In conjunction with this review, the Compensation Committee targeted restricted stock grants for each of the named executive officers equal to the maximum stock incentive opportunity for Messrs. Thomas, McKinney, Vance and Russell, and 60,000 shares for Mr. Gleason. The Compensation Committee’s review of the 2014 pro forma compensation data suggested that Mr. Gleason’s projected compensation, both in total and with respect to stock-based performance grants, assuming he received the maximum stock award of 80,000 shares, would most likely result in Mr. Gleason’s 2014 total compensation to be out of line with the 2013 Peer Group analysis. Accordingly, in conjunction with the approval of the 2014 Stock Plan, the Compensation Committee’s expectation for the then probable outcome was that Mr. Gleason’s grant of restricted shares would be approximately 60,000 shares instead of the maximum level of 80,000 shares.

Following the performance period, the Committee must determine whether the Company’s performance meets or exceeds the threshold target and determine the final number of shares of restricted stock to be granted to any participant based on the performance. In deciding the amount of the stock award for each participant, the Committee can consider, among other things, the Company’s overall performance and the individual participant’s specific contributions and performance throughout the performance period as well as any actual or perceived inappropriate risks taken by participants. The Compensation Committee may exercise discretion to decrease, but not increase, the number of shares granted to a participant under the 2014 Stock Plan as the Committee deems appropriate.

The Company’s threshold target performance goal (adjusted net income) for the performance period was $46.5 million. The Company’s actual adjusted net income for the performance period was $69.59 million (based on actual net income of $66.84 million and adjusted for conversion and acquisition expenses, liquidated charges related to contract terminations, bargain purchase gains, gains in connection with the termination of FDIC loss share agreements, and FHLB pre-payment penalties incurred during the performance period), which was substantially above the target goal set forth in the plan. Based on the Company’s adjusted net income for the performance period, the Compensation Committee approved and granted restricted stock awards to each of the named executive officers as set forth in the table below. The Compensation Committee considered the 2014 executive compensation report prepared by Blanchard in determining the final amount of restricted shares to be granted to each named executive officer. Except for Mr. Gleason, each restricted stock award was granted at such executive’s maximum award amount established under the plan. Consistent with its expectations established as the then-probable outcome at the date the 2014 Stock Plan was approved, the Compensation Committee granted Mr. Gleason 60,000 shares of restricted stock, which was 25% below his maximum stock incentive opportunity. The Compensation Committee approved Mr. Gleason’s award amount after consideration of the aggregate value of all equity awards granted to Mr. Gleason for 2014, his total compensation for 2014 and the overall alignment of Mr. Gleason’s compensation with that of the 2014 Peer Group analysis from the 2014 Blanchard report.

Executive Officer	Restricted Stock Awards
	Number	Dollar Value ($)(1)
George Gleason	60,000	$2,059,800
Dan Thomas	33,000	$1,132,890
Greg McKinney	20,000	$686,600
Tyler Vance	20,000	$686,600
Darrel Russell	6,000	$205,980

(1)	Based on the grant date fair value of $34.33 per share utilizing the provisions of ASC Topic 718.

These grants of restricted stock vest 100% three years after issuance, assuming continuous employment by the executive officer during this period. The holders of the restricted shares possess all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends. The shares subject to these awards are subject to the Company’s Executive Compensation Clawback Policy.

Stock Option Grants

In order to set grant amounts for stock options awarded to the named executive officers, the Compensation Committee approves individual stock option grants based on recommendations from the Chief Executive Officer, not based on any predetermined criteria or formula. The Compensation Committee determines to grant stock options considering this recommendation, results of the 2014 Blanchard report and the subjective analysis of a number of factors, including, among others, the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance. Based upon the foregoing factors, in November 2014 the Compensation Committee granted stock options to the named executive officers as set forth in the table below with an exercise price per share of $36.045, based on the average of the highest reported asked price and the lowest reported bid price for the shares, as quoted on the NASDAQ Global Select Market, on the day of issuance (grant date).

Executive Officer	Stock Options
	Number	Dollar Value ($)(1)
George Gleason	60,000	$428,400
Dan Thomas	33,000	235,620
Greg McKinney	20,000	142,800
Tyler Vance	20,000	142,800
Darrel Russell	7,000	49,980

(1)	Grant date fair value of $7.14 per share for stock option grants was calculated utilizing the provisions of ASC Topic 718.

All stock options granted vest 100% three years after issuance, assuming continuous employment by the employee during this period, and expire seven years after issuance unless sooner terminated in accordance with the terms of the Stock Option Plan.

Retirement and Welfare Benefits

The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Code. On August 21, 2012, the Board of Directors of the Company approved an amendment to the Company’s 401(k) Plan to make it a Safe-Harbor Cost or Deferral Arrangement (“Safe Harbor CODA”) and to make certain technical corrections to the 401(k) Plan document. As a result of these amendments, (i) certain key employees, including each of the Company’s named executive officers, became eligible to make salary deferrals into the 401(k) Plan effective January 1, 2013, (ii) the 401(k) Plan is not subject to any provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) or the Average Contribution Percentage test described in Code Section 401(m)(2), (iii) the basic matching contribution equals (a) 100% of the amount of the employee’s deferrals that do not exceed 3% of the employee’s compensation for the year plus (b) 50% of the amount of the employee’s elective deferrals that exceed 3% but do not exceed 5% of the employee’s compensation for the year, and (iv) all employer matching contributions made under the provisions of the Safe-Harbor CODA are non-forfeitable.

The Company maintains a Deferred Compensation Plan, which is an unfunded deferred compensation plan for certain key employees. Under the Deferred Compensation Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation is distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. The Company contribution to the Deferred Compensation Plan was eliminated effective January 1, 2013, in conjunction with the 2012 amendment to the 401(k) Plan described above. For information about contributions, earnings, withdrawals and distributions relating to the Deferred Compensation Plan as it pertains to the named executive officers in fiscal year 2014, see “Executive Compensation— Nonqualified Deferred Compensation Table for Fiscal Year 2014” below.

In addition to the above, the Compensation Committee has approved and adopted certain additional benefit agreements and plans for Mr. Gleason, all of which were approved in 2010. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company; provide incentives for Mr. Gleason to continue his employment and leadership of the Company; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect shareholders from adverse market price fluctuations in the Company’s common stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of the estate to liquidate Company common stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time.

The agreements and plans include the following:

•	A Supplemental Executive Retirement Plan, or SERP, for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,196.67 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the SERP’s contemplated retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a retirement at age 70, will be fully accrued by the Company at such retirement date. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

•	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for deferred compensation and income tax withholding with respect to such annual payments; and

•

The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason to (i) pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate (i) substantial tax-exempt BOLI income to the Company on

Mr. Gleason’s death, (ii) a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, and (iii) an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Other Benefits and Perquisites

The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances, personal use of corporate aircraft or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2014 under the “Executive Compensation” section below.

2014 Compensation Mix

In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation in 2014 for Mr. Gleason, individually, and Messrs. McKinney, Thomas, Vance and Russell, as a group.

Compensation Element	2014 Total Compensation Mix for Mr. Gleason (1)	2014 Total Compensation Mix for Messrs. McKinney, Thomas, Vance and Russell (1)
Base Salary	19.4%	31.9%
Cash incentive compensation	19.4%	17.5%
Long-Term Equity Incentive Compensation (Stock Options and Restricted Stock)	48.3%	49.8%
Retirement and Welfare Benefits and Perquisites	12.9%	0.8%

(1)	Percentages are calculated based on (i) the actual cash award received by each participant under the 2014 Bonus Plan, (ii) the grant date fair value of the stock options awarded to each officer in 2014, and (iii) the grant date fair value of the restricted stock awards granted to each officer under the 2014 Stock Plan as described above.

In addition, during 2014 the Compensation Committee redesigned the executive compensation program to reduce the portion of fixed compensation and place greater focus on variable, performance-based compensation that is tied to explicit quantitative measures. The percentage of total compensation that was performance-based (consisting of awards under the 2014 Bonus Plan and the 2014 Stock Plan) for each named executive officer during 2014 was approximately 59.4% for Mr. Gleason, 60.1% for Mr. Thomas, 60.6% for Messrs. McKinney and Vance and 38.8% for Mr. Russell.

2015 Executive Compensation Matters

In January 2015, the Compensation Committee approved the 2015 Stock-Based Performance Award Plan (“2015 Stock Plan”) and the 2015 Executive Cash Bonus Plan (“2015 Bonus Plan”). Based on information gained from our shareholder outreach efforts during 2014 and the Compensation Committee’s annual review of executive compensation and market practices, the Compensation Committee made refinements to its performance based incentive plans for 2015, as compared to the 2014 performance plans, including:

•	added more Company-based performance metrics with relative weighting (Net Income (30%), Diluted EPS (30%), Efficiency ratio (15%), Net charge-off ratio (15%) and relative TSR performance (10%));

•	performance goals are based on the Company’s financial results for the period beginning on January 1, 2015 and ending on December 31, 2015; and

•	each performance metric includes a threshold, target and maximum performance goal that must be achieved before payout. For example, if Company performance is below the threshold amount set for the particular performance metric, the payout related to the particular metric is zero. Performance at or above the threshold level may result in payment up to 75% of the participant’s target incentive opportunity for that particular metric. Company performance that is at or above the target level may result in payment up to 100% of the participant’s target incentive opportunity for that metric. Company performance that is at or above the maximum level may result in payment up to 125% of the participant’s target incentive opportunity for that particular performance metric.

Similar to the 2014 performance plans, the Committee will determine the actual amount of the award to each participant after the end of the performance period, and in doing so, may exercise discretion to decrease, but not increase, any amounts payable under the 2015 performance plans as the Committee deems appropriate. Awards paid to participants under the 2015 Stock Plan will be settled solely in shares of restricted stock to be granted after the performance period and will vest 100% three years after the grant date. Awards paid to participants under the 2015 Cash Plan will be settled solely in cash. All awards received by any executive officer pursuant to the 2015 performance plans may be subject to recovery by the Company under the Company’s Executive Compensation Clawback Policy.

Key Executive Compensation Policies and Practices

The following is a discussion of the key factors affecting the executive compensation decisions made by the Compensation Committee for the Company’s executives, including its named executive officers.

Shareholder Advisory Vote. At the Company’s 2014 annual meeting of shareholders, shareholders approved the say-on-pay resolution with a 64% majority vote, a reduction from favorable votes of 96% in 2013 and 97% in 2012. Although this shareholder vote on executive compensation was advisory, the Company carefully considered the results of this say-on-pay vote. In response to the say-on-pay vote, the Company reached out to several of its large shareholders to gain a better understanding of shareholder concerns related to its executive compensation policies and practices, corporate governance practices and other matters of shareholder interest. This proxy statement contains further information about the Company’s investor outreach initiatives, including the executive compensation actions taken by the Company, under “Investor Outreach and the 2014 Say-on-Pay Vote” in this CD&A and elsewhere in this proxy statement.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation, and equity-based plans, and any bonus compensation. The Compensation Committee reviews and considers historical compensation data for the Company’s executives. This data includes summaries of cash and equity compensation received in past years by each executive. In addition, the Compensation Committee reviews the executives’ total annual compensation, including cash and non-cash direct compensation, benefits and savings under retirement plans and equity compensation programs, perquisites and amounts potentially payable to the executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control. It reviews the performance of the Company and the executives during the year, taking into account established goals, leadership qualities, operational performance, responsibilities, experience, and long-term potential to enhance shareholder value. During 2014, the Compensation Committee engaged an independent third-party compensation consultant to assist in its review and approval of the compensation arrangements of the CEO and certain other of the Company’s executive officers. The use of such consultant is discussed below under “—Role of Independent Compensation Consultant.” In addition to peer group compensation information and general industry compensation information, the Compensation Committee reviews internal pay comparisons among the Company’s executives to ensure that the Company’s executive compensation program reflects the executives’ positions, responsibilities, and contributions to the Company.

Recommendations of the Chief Executive Officer. The Company’s Chief Executive Officer, George Gleason, provides recommendations regarding compensation actions for all of the other named executive officers based upon the compensation parameters established by the Compensation Committee. In making these recommendations, the Chief Executive Officer evaluates the performance of the executives during the prior year against Company and individual performance goals. The Chief Executive Officer’s recommendations reflect his assessment of an individual executive officer’s contributions to the performance of the Company. The Company’s Executive Vice President-Human Resources (“EVP-HR”) assists the Chief Executive Officer by collecting and organizing relevant historical and current compensation information, including information received from the Compensation Committee’s consultant, as well as peer group compensation information and industry trends. The Company’s EVP-HR participates in all regularly scheduled Compensation Committee meetings.

The Chief Executive Officer and the Compensation Committee actively discuss compensation decisions for the Company’s executives. However, the Compensation Committee has the ultimate decision-making authority and responsibility for compensation decisions affecting the Company’s executives, including its named executive officers. The Chief Executive Officer does not play any role in any decision affecting his own compensation.

Role of Independent Compensation Consultant. The Compensation Committee has the authority under its charter to retain the services of outside advisors. The Compensation Committee has retained a compensation consultant in the past to advise on the design and implementation of the various elements of the executive compensation program. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant in 2013 and 2014 to assist in determining the composition of the Company’s peer group for executive compensation purposes and the review of the Company’s executive compensation program and director compensation program for 2014. Blanchard also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, relevant legal and regulatory requirements, and peer-group data.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of Blanchard to provide compensation consulting services in 2013 and 2014. Its consideration focused on (i) the fact that Blanchard doesn’t provide any services to the Company other than compensation consulting services to the Compensation Committee, (ii) the conflicts of interest policies and procedures of the Company and of Blanchard, (iii) the lack of any relationships between Blanchard and members of the Company’s Board of Directors, (iv) Company stock owned by Blanchard and its employees and (v) the lack of any relationships between Blanchard and any of the Company’s executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to Blanchard or its engagement by the Compensation Committee.

Stock Ownership Guidelines. In February 2015, our Board of Directors approved and adopted new Stock Ownership Guidelines. Under these guidelines, each non-employee director, the Chief Executive Officer and each other executive officer with the title below must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level ($)
Chief Executive Officer	10x base salary
Chief Lending Officer/President RESG	3x base salary
Chief Financial Officer/Chief Accounting Officer	3x base salary
Chief Operating Officer/Chief Banking Officer	3x base salary
Chief Credit Officer/Chairman-Directors’ Loan Committee	2x base salary
Non-Employee Directors	5x annual retainer

Each director or executive officer having one of the titles above is expected to come into compliance with the stock ownership guidelines within five years of (i) being elected (for directors) or promoted to an applicable position (for executive officers) or (ii) the date the guidelines were adopted, whichever is later. Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. Executives and directors must maintain free and clear ownership of all shares required to meet the applicable guidelines. Shares above the applicable threshold amount may be pledged. The Compensation Committee administers the guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual or for charitable gifts, estate planning transactions and certain other limited circumstances. All current directors and executive officers having one of the titles above comply with the stock ownership guidelines.

Risk Management of Compensation Practices. The Compensation Committee annually reviews, with the assistance of members of senior management and the Company’s EVP-HR, as appropriate, compensation arrangements, agreements and benefit plans of the Company made available to the named executive officers and to all other employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the

Company. In connection with this review, the Compensation Committee reviews an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Compensation Committee evaluates, with the assistance of appropriate officers of the Company, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee considers various risk-mitigating policies adopted by the Company in connection with this analysis, including the Company’s stock ownership guidelines, incentive compensation clawback policy, and anti-hedging policy. The Compensation Committee concluded, after such review, that the arrangements, agreements and benefit plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Policy Against Hedging Activities. The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company that are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. Our Board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Clawback Policy. On January 13, 2015, the Compensation Committee adopted an Executive Compensation Clawback Policy for recovery of incentive compensation from the Company’s executive officers under certain circumstances. The Clawback Policy provides that the Company will, to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer of the Company after the date of adoption of the Clawback Policy where the Compensation Committee has determined that all of the following factors are present: (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, (ii) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which the Company is required to prepare the restatement, and (iii) a smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results. In each such instance, the Company will seek to recover or cancel the amounts by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amounts that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance based pay. The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitation of Section 162(m) under certain circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2014

The following table sets forth the total compensation awarded, earned by or paid during the last three years with respect to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
George Gleason, Chairman and Chief Executive Officer	2014 2013 2012	$1,000,000 1,730,769 1,225,000	$1,996,200 1,586,720 1,337,910	$428,400 357,120 402,360	$1,000,000 — —	$667,229 636,475 518,119	$5,091,829 4,311,084 3,483,389

Greg McKinney, Chief Financial Officer and Chief Accounting Officer	2014 2013 2012	424,039 368,077 315,000	665,400 396,680 254,840	142,800 89,280 76,640	200,000 — —	10,400 10,200 8,623	1,442,639 864,237 655,103

Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG	2014 2013 2012	1,000,000 1,242,308 1,025,000	1,097,910 545,435 318,550	235,620 122,760 95,800	750,000 — —	14,027 52,394 8,623	3,097,557 1,962,897 1,447,973

Tyler Vance, Chief Operating Officer and Chief Banking Officer	2014 2013 2012	424,039 366,923 260,000	665,400 396,680 254,840	142,800 89,280 76,640	200,000 — —	10,400 10,200 7,913	1,442,639 863,083 599,393

Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee	2014 2013 2012	257,354 252,308 235,000	199,620 188,423 159,275	49,980 42,408 47,900	— — —	18,080 17,663 14,574	525,034 500,802 456,749

(1)	The value shown in this column with respect to restricted stock awards under the 2014 Stock Plan is the fair value of the targeted award on June 24, 2014, the date the Compensation Committee took action with respect to the 2014 Stock Plan, based upon the then-probable outcome of the performance conditions. On January 13, 2015, the Compensation Committee approved the number of shares of restricted stock to be granted to each named executive officer based on the Company’s performance during the performance period. The number and value of the shares granted on January 13, 2015, for each named executive officer is as follows: (i) Mr. Gleason received a grant of 60,000 shares of restricted stock ($2,059,800), Mr. McKinney received a grant of 20,000 shares of restricted stock ($686,600), (iii) Mr. Thomas received a grant of 33,000 shares of restricted stock ($1,132,890), (iv) Mr. Vance received a grant of 20,000 shares of restricted stock ($686,600), and (v) Mr. Russell received a grant of 6,000 shares of restricted stock ($205,980). The grant date fair value of $34.33 per share for restricted stock awards granted under the 2014 Stock Plan was calculated utilizing the provisions of ASC Topic 718. For a discussion of the 2014 Stock Plan, see “Compensation Discussion and Analysis—2014 Executive Compensation—2014 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(2)	Option awards are based on the grant date fair values and are calculated utilizing the provisions of ASC Topic 718. See Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards.
(3)	The amounts represent the cash incentive awards paid to the named executive officer under the 2014 Bonus Plan based on the Company’s performance. For a discussion of the 2014 Bonus Plan, see “Compensation Discussion and Analysis—2014 Executive Compensation—2014 Cash Incentive Compensation.”
(4)	The amounts shown in the “All Other Compensation” column for 2014 include the following:

Description	Gleason	McKinney	Thomas	Vance	Russell
Auto allowance	$8,400	$—	$—	$—	$—
Personal use of corporate aircraft (a)	42,240	—	3,627	—	—
Country club membership	—	—	—	—	7,786
Employer match on 401(k) contribution	10,400	10,400	10,400	10,400	10,294
Split-dollar life insurance benefit	12,060	—	—	—	—
Accrual for SERP	165,407	—	—	—	—
Payment for life insurance premiums (b)	424,451	—	—	—	—
Payroll taxes on benefits	4,271	—	—	—	—

(a)	The Bank leases two corporate aircraft from BOTO, LLC, a 100%-owned subsidiary. In order for the Company to have control of their schedules and prompt access to their physical presence when necessary, the Board has authorized the personal use of the corporate aircraft by Messrs. Gleason and Thomas. The incremental cost of the personal use of the aircraft includes the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level (SIFL) rates. Messrs. Gleason and Thomas are responsible for any taxes in connection with their personal use and are not reimbursed for these taxes.
(b)	Includes a tax gross-up of $207,769.

Grants of Plan-Based Awards in Fiscal Year 2014

All grants of options to employees are made under the Bank of the Ozarks, Inc. Stock Option Plan and all grants of restricted stock to employees are made under the Amended and Restated Restricted Stock and Incentive Plan. The following table sets forth information concerning options and incentive awards granted in the last fiscal year with respect to the named executive officers.

Name	Grant Date	Date of Comp. Comm. Action (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)
			Target ($)	Maximum($)	Target (#)(3)	Maximum ($)
George Gleason			$775,000	$1,000,000
	1/13/15	6/24/14			60,000	80,000			$1,996,200	(5)
	11/17/14	11/17/14					60,000	$36.045	$428,400	(6)
Greg McKinney			—	$200,000
	1/13/15	6/24/14			20,000	20,000			$665,400	(5)
	11/17/14	11/17/14					20,000	$36.045	$142,800	(6)
Dan Thomas			$275,000	$750,000
	1/13/15	6/24/14			33,000	33,000			$1,097,910	(5)
	11/17/14	11/17/14					33,000	$36.045	$235,620	(6)
Tyler Vance			—	$200,000
	1/13/15	6/24/14			20,000	20,000			$665,400	(5)
	11/17/14	11/17/14					20,000	$36.045	$142,800	(6)
Darrel Russell	1/13/15	6/24/14			6,000	6,000			$199,620	(5)
	11/17/14	11/17/14					7,000	$36.045	$49,980	(6)

(1)	While the Compensation Committee determined on June 24, 2014 the performance criteria, the performance period and the maximum stock award that could be awarded to the named executive officers under the 2014 Stock Plan, due to the negative discretion to reduce the amount of the awards retained by the Compensation Committee, the actual grant date of those restricted stock awards as determined in accordance with ASC Topic 718, was not until January 13, 2015.
(2)	The amounts shown reflect the possible payouts under the 2014 Bonus Plan at the “target” and “maximum” levels. The 2014 Bonus Plan did not include a threshold amount. For the amounts actually paid to each named executive officer under the 2014 Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2014 above. For a discussion of the 2014 Bonus Plan, see “Compensation Discussion and Analysis—2014 Executive Compensation—2014 Cash Incentive Compensation.”
(3)	The amounts shown reflect the possible payouts under the 2014 Stock Plan at the “target” and “maximum” levels. The number of shares of restricted stock to be awarded to participants was based on the performance criteria during the performance period (July 1, 2014 to December 31, 2014) and subject to the Compensation Committee’s downward discretion. As discussed further in the CD&A, based on the Company’s performance each named executive officer was awarded the number of shares reflected in the target column. Shares of restricted stock granted after the performance period under the 2014 Stock Plan vest 100% three years after issuance, assuming continuous employment by the officer during this period. For a discussion of the 2014 Stock Plan, see “Compensation Discussion and Analysis—2014 Executive Compensation—2014 Long-Term Equity Incentive Compensation—Restricted Stock-Based Performance Awards.”
(4)	The exercise price of option awards are determined pursuant to the Company’s Stock Option Plan based on the fair market value per share on the grant date. The Stock Option Plan defines fair market value as the average of the highest reported asked price and the lowest reported bid price on the grant date. This resulted in an exercise price slightly higher than the closing price on the grant date for 2014.
(5)	The value shown in this column with respect to restricted stock awards under the 2014 Stock Plan is the fair value of the target award on June 24, 2014, the date the Compensation Committee took action with respect to the plan, based upon the then-probable outcome of the performance conditions. On January 13, 2015, the Compensation Committee approved the number of shares of restricted stock to be granted to each named executive officer based on the Company’s performance during the performance period. The number and value of the shares granted on January 13, 2015, for each named executive officer is as follows: (i) Mr. Gleason received a grant of 60,000 shares of restricted stock ($2,059,800), Mr. McKinney received a grant of 20,000 shares of restricted stock ($686,600), (iii) Mr. Thomas received a grant of 33,000 shares of restricted stock ($1,132,890), (iv) Mr. Vance received a grant of 20,000 shares of restricted stock ($686,600), and (v) Mr. Russell received a grant of 6,000 shares of restricted stock ($205,980). The grant date fair value of $34.33 per share for restricted stock awards granted under the 2014 Stock Plan was calculated utilizing the provisions of ASC Topic 718.
(6)	Grant date fair value of $7.14 per share for stock option grants was calculated utilizing the provisions of ASC Topic 718. See Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying common stock at such date in the future when the option is exercised.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth information as of December 31, 2014 on all outstanding equity awards previously awarded to the named executive officers (as adjusted for the Company’s stock split that occurred on June 23, 2014).

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
George Gleason		84,000 64,000 60,000	(1) (2) (3)	$ $ $	15.927 24.792 36.045	11/05/19 11/04/20 11/17/21		84,000 64,000 60,000 — — —	(5) (6) (7)		$3,185,280 $2,426,880 $2,275,200 — — —
Greg McKinney		16,000 16,000 20,000	(1) (2) (3)	$ $ $	15.927 24.792 36.045	11/05/19 11/04/20 11/17/21		16,000 16,000 20,000 — — —	(5) (6) (7)	$ $ $	606,720 606,720 758,400 — — —
Dan Thomas	14,000	20,000 22,000 33,000	(1) (2) (3)	$ $ $ $	11.842 15.927 24.792 36.045	10/18/18 11/05/19 11/04/20 11/17/21		20,000 22,000 33,000 — — — —	(5) (6) (7)	$ $ $	758,400 834,240 1,251,360 — — — —
Tyler Vance		16,000 16,000 20,000	(1) (2) (3)	$ $ $	15.927 24.792 36.045	11/05/19 11/04/20 11/17/21		16,000 16,000 20,000 — — —	(5) (6) (7)	$ $ $	606,720 606,720 758,400 — — —
Darrel Russell	6,000	10,000 7,600 7,000	(1) (2) (3)	$ $ $ $	11.842 15.927 24.792 36.045	10/18/18 11/05/19 11/04/20 11/17/21	(4)	10,000 7,600 6,000 — — — —	(5) (6) (7)	$ $ $	379,200 288,192 227,520 — — — —
(1)	Granted November 5, 2012, and assuming continued employment, exercisable on November 5, 2015.
(2)	Granted November 4, 2013, and assuming continued employment, exercisable on November 4, 2016.
(3)	Granted November 17, 2014, and assuming continued employment, exercisable on November 17, 2017.
(4)	6,000 options with an expiration date of October 18, 2018 were exercised on February 13, 2015.
(5)	Granted November 5, 2012, and assuming continued employment, vests on November 5, 2015.
(6)	Granted November 4, 2013, and assuming continued employment, vests on November 4, 2016.
(7)	Restricted stock granted January 13, 2015 based on performance during 2014 under the 2014 Stock Plan. Assuming continued employment, these shares will vest on January 13, 2018.
(8)	Market value of restricted stock is based on the December 31, 2014 closing price of $37.92 for the Company’s common stock.

Option Exercises and Stock Vested in 2014 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards that vested for the named executive officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Gleason	128,000	$4,227,420	64,000	$2,080,000
Greg McKinney	14,000	490,008	14,000	455,000
Dan Thomas	14,400	443,520	14,000	455,000
Tyler Vance	14,000	477,868	14,000	455,000
Darrel Russell	4,800	146,400	6,000	195,000

Pension Benefits for 2014 Fiscal Year

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,196.67 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company at such retirement date. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70. The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.17% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	35 years	$774,871	$—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See the “Compensation Discussion and Analysis – 2014 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for additional information about the SERP. Also see Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation Table for 2014 Fiscal Year

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan. See the “Compensation Discussion and Analysis – 2014 Executive Compensation – Retirement and Welfare Benefits” section of this proxy statement for a description of this plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	$—	$—	$52,038	$—	$810,033
Greg McKinney	—	—	16,980	—	429,403
Dan Thomas	—	—	23,734	—	536,564
Tyler Vance	43,019	—	6,905	—	145,049
Darrel Russell	—	—	20,287	—	170,962

(1)	Effective January 1, 2013, the Company contribution feature to the Deferred Compensation Plan was eliminated in connection with the changes made to the Company’s 401(k) Plan.
(2)	Of these balances, the following amounts have been reported in Summary Compensation Tables in our proxy statements for previous years: Mr. Gleason - $509,405; Mr. McKinney - $285,242; Mr. Thomas – $346,615; Mr. Vance – $113,444 and Mr. Russell - $149,153. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our proxy statements, rather than additional currently earned compensation.

Post-Employment Compensation

Except as described below, the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Stock options granted after the amendment and restatement of the Stock Option Plan (see Board Proposal No. 2) will not automatically vest in the event of a change of control and will be treated as follows: (i) if the successor company assumes, continues or replaces the outstanding options (with equivalent or more favorable terms) then the outstanding options will not accelerate and will continue pursuant to the terms of the award unless, if within 24 months following a change of control, any participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or if any such person shall have resigned for good reason (as defined in the Stock Option Plan) then the outstanding stock options will immediately accelerate; and (ii) if the outstanding options are not assumed, continued or replaced by the successor company then such outstanding options will accelerate upon a change of control. Pursuant to the grant agreements under the Company’s 2009 Restricted Stock Plan and for options granted prior to the amendment and restatement of the Stock Option Plan, all outstanding and unexercised options or restricted stock, whether or not previously vested, will be accelerated and become fully vested and exercisable upon the occurrence of a change in control.

A “change in control,” as defined in the Stock Option Plan and in the 2009 Restricted Stock Plan includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the combined voting securities of the resulting or successor company; (ii) the election to the board of directors within any two consecutive years of persons who did not represent a majority of the directors at the beginning of the two year period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person, other than employee benefit plans of the Company, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controlled 10% or more of the voting securities of the Company as of the effective date of the plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control.

Except as described above and in the following paragraph, the Company’s employment arrangements with Mr. Gleason provide for no termination or post-employment compensation to be paid, including in the event of a change in control of the Company.

The SERP for Mr. Gleason described in the CD&A includes provisions that define a “change in control” to include:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company;

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors, as applicable, prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the Bank or the Company for which board members are replaced is another corporation; or

(iii)

Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section

1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

If a “Change in Control” occurs, and within 24 months thereafter, Mr. Gleason has an involuntary “Separation from Service” or a voluntary “Separation from Service for Good Reason,” Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of his “Supplemental Retirement Benefit” at his “Normal Retirement Date,” or if such Separation from Service occurs after Mr. Gleason’s Normal Retirement Date, the present value of his Adjusted Supplemental Retirement Benefit at his then current age. For purposes of determining present value, the interest factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the Separation from Service, or if Mr. Gleason is a Specified Employee at the time of his Separation from Service, within 90 days following the earlier of the date of his death or six (6) months following the date of his Separation from Service.

If a Change in Control shall occur after commencement of payment of 180 equal monthly installments to either Mr. Gleason or his beneficiary, then, as the case may be, Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due him and the beneficiary shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the beneficiary. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within 90 days of the date of the Change in Control.

Assuming that a Change in Control occurred on December 31, 2014 and that Mr. Gleason had an involuntary Separation from Service or a Separation from Service for Good Reason, the amount payable to him would have been approximately $3,425,000.

Capitalized terms used but not defined in this section of the proxy statement shall have the meanings given to such terms in the SERP.

2014 DIRECTOR COMPENSATION

It is the role of the Compensation Committee, on behalf of the Board, to review and approve any changes to the compensation of our non-employee directors. The Board and the Compensation Committee believe that director compensation should fairly compensate directors for the work required by directors of a publicly-traded bank holding company of comparable size and market capitalization as the Company, that the compensation should align the directors’ interests with the long-term interests of shareholders and that the structure of the compensation should be transparent and easy for shareholders to understand.

In 2014 non-employee directors were paid fees of $5,000 per meeting for attendance at the regular quarterly board meetings, a $15,000 meeting fee for attendance at the extended two and a half day annual board meeting, and $1,000 for attendance at special board meetings. A fee of $500 per meeting was paid for all regular or special committee meetings attended. Employee directors are not paid any fees for their service on the Board or Board committees.

Additionally, the Company has a Non-Employee Director Stock Option Plan. Under this plan each non-employee director receives an option to purchase up to 2,000 shares of common stock upon his or her initial election as a director, and an option to purchase 2,000 shares of common stock following his or her re-election as a director at each annual meeting of shareholders. On May 20, 2014, the Company granted options to each of its non-employee directors to purchase 4,000 shares (split-adjusted) at a split-adjusted exercise price of $29.05 per share. All options granted to non-employee directors became exercisable in full upon grant and expire 10 years after issue.

The following table sets forth compensation information for 2014 with respect to non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)($)	Total ($)
Jean Arehart	$59,500	$23,880	$83,380
Nicholas Brown	42,500	23,880	66,380
Richard Cisne	46,500	23,880	70,380
Robert East	46,000	23,880	69,880
Catherine B. Freedberg	40,500	23,880	64,380
Linda Gleason	63,500	23,880	87,380
Peter Kenny	66,000	23,880	89,880
Henry Mariani	49,500	23,880	73,380
Robert Proost	62,500	23,880	86,380
R. L. Qualls	70,500	23,880	94,380
John Reynolds	43,000	23,880	66,880
Sherece West-Scantlebury	23,500	23,880	47,380
Ross Whipple	30,000	23,880	53,880

(1)	Amounts calculated utilizing the aggregate grant date fair value of $5.97 per share (post-split) for the option award made during the year. See Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. At December 31, 2014 each non-employee director had options outstanding to purchase the following number of shares of common stock: Jean Arehart – none; Nicholas Brown – 10,000; Richard Cisne – 30,000; Robert East – 38,000; Catherine B. Freedberg – 8,000; Linda Gleason – 34,000; Peter Kenny – 8,000; Henry Mariani – 10,000; Robert Proost – 4,000; R. L. Qualls – 10,000; John Reynolds – 10,000; Sherece West-Scantlebury – 10,000; and Ross Whipple – 4,000.

2015 Director Compensation

To continue our ability to attract and retain highly-qualified individuals to serve as directors, during 2014, the Compensation Committee sought to more closely align our director compensation with that paid by other companies in our peer group. In November 2014, the Compensation Committee considered a report prepared by Blanchard comparing the Company’s director compensation program to the director compensation program for each of the banks used in the 2014 Peer Group. In light of this report, the Compensation Committee approved, and the Board ratified, an increase in the cash component of the compensation to be paid to our non-employee directors to be effective January 1, 2015, as follows:

•	Director Retainer: $5,000/quarter

•	Presiding Independent Director Retainer: $5,000 annually

•	Regular Board Meetings: $5,000 per meeting

•	Special Board Meeting: $1,500 per meeting

•	Annual Extended Board Meeting (2 1⁄2 day): $15,000 ($10,000 plus $5,000 regular board meeting fee)

•	Committee Meetings: $750 for committee member and $1,000 for chairman of the committee

In addition, the Compensation Committee approved, and the Board ratified, the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, or Director Plan, which is being presented to shareholders for approval at the Annual Meeting (Board Proposal No. 3). If the Director Plan is approved by our shareholders at the Annual Meeting, non-employee directors will receive awards of common stock equal to $25,000 upon election or re-election each year, rather than stock options under the Non-Employee Director Stock Option Plan. For more information about the Director Plan, see Board Proposal No.  3.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Personnel and Compensation Committee
Nicholas Brown, Chairman (chairman effective January 1, 2015)
Peter Kenny
John Reynolds
R. L. Qualls (committee member and chairman until December 31, 2014)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014 the Compensation Committee consisted of Messrs. Qualls, as Chairman, Brown, Reynolds and Kenny. Effective January 1, 2015, Mr. Brown became Chairman of the Compensation Committee and Dr. Qualls’ term on the committee ended. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards and the applicable SEC standards. No member of the Compensation Committee serving during 2014 was a party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During 2014, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on the Company’s Board or Compensation Committee.

BOARD PROPOSAL NO. 5: ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act of 2010 (the “Dodd-Frank Act”) provides shareholders the opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement.

The Dodd-Frank Act expressly provides that because this shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board, nor shall such vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and may consider, among other things, the outcome of the vote when making future compensation decisions for its executive officers.

Investor Outreach and the 2014 Say-on-Pay Vote

At the Company’s 2014 annual shareholders meeting held on May 19, 2014, our shareholders approved the say-on-pay resolution with a 64% majority vote, a reduction from favorable votes of 96% in 2013 and 97% in 2012. After careful consideration of the results on the say-on-pay vote, comments and suggestions expressed by certain shareholders and proxy advisory firms, the Company’s normal review of executive compensation and industry best practices, the Compensation Committee made changes to the executive compensation programs for the second half of 2014 and additional changes to the compensation program for 2015. In particular, the Compensation Committee restructured portions of the equity and cash components of its executive compensation program to place greater focus on pre-established performance targets which are intended to reward long-term shareholder value creation.

Here are the highlights of the substantive changes made to our executive compensation program in 2014 and early 2015:

•	Redesigned executive compensation program mid-year in order to reduce the portion of fixed compensation payable to executives and place greater focus on variable, performance-based compensation that is tied to explicit quantitative measures to motivate our executive officers to improve performance and attain strategic goals;

•	Adopted a clawback policy for executive officers;

•	Implemented stock ownership guidelines applicable to our directors and certain executive officers, including our named executive officers;

•	Approved the amended and restated Stock Option Plan (subject to shareholder approval) to increase the number of shares available under the plan and to implement equity grant best practices including:

•	Minimum 3 year vesting period;

•	Eliminated automatic vesting upon change of control and added a double trigger provision; and

•	Prohibit cash buyouts of underwater options without shareholder approval.

In addition to the changes implemented after the 2014 say-on-pay vote, our executive compensation programs already incorporated many best practices, as follows:

•	long-term incentive compensation has historically made up a significant portion of our compensation mix;

•	our restricted stock and stock option awards have three-year cliff vesting schedules;

•	we have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	we employ an annual market analysis of executive compensation relative to other publicly-traded banks and bank holding companies within our peer group;

•	we prohibit derivative trading in our stock; and

•	our current equity plans do not have “liberal” change of control definitions or “liberal” share recycling provisions and prohibit the repricing of options without shareholder approval.

For the reasons discussed above, the Board recommends a vote “FOR” the following resolution providing an advisory approval of the compensation paid to our named executive officers:

“Resolved, that the shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders.”

BOARD PROPOSAL NO. 6: ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Dodd-Frank Act provides that the Company is to periodically provide shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of every “1 YEAR” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Board Recommendation

The Board unanimously recommends that you vote for the option of “1 YEAR” for future shareholder advisory votes on executive compensation.

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the responsibility for reviewing and approving all related-party transactions, defined as those required to be disclosed under Items 404(a) and 404(b) of Regulation S-K (a “Related Party Transaction”). The Governance Committee reports its findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that the Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

The son-in-law of Rex Kyle, the Bank’s President of the Trust & Wealth Management Division during 2014, is an employee of the Bank. During 2014, Mr. Kyle’s son-in-law was paid a base salary of $175,000, received 3,000 stock options having an aggregate grant date fair value of $21,411 and was eligible to participate in the Company’s health and welfare benefit plans generally available to all salaried employees of the Company and its subsidiaries. In January 2015, Mr. Kyle’s son-in-law received a grant of 2,000 shares of restricted stock having an aggregate grant date fair value of $68,660. The Compensation Committee is responsible for reviewing and approving all compensation for officers and other personnel and reviewed and approved all compensation received by Mr. Kyle’s son-in-law described above.

The Company, through its ownership of the Bank, had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan transactions with such officers and directors, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of the Company not related to the lender, and have not included more than the normal risk of collectability associated with the Company’s other banking transactions or other unfavorable features.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2016 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than November 26, 2015. Shareholder proposals should be submitted to the Corporate Secretary of the Company at Bank of the Ozarks, Inc. P. O. Box 8811, Little Rock, Arkansas 72231-8811. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders.

In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s immediately preceding annual meeting of shareholders. In the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. To be in proper written form, a shareholder’s notice to the Company’s Secretary must, among other things, set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company.

Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2016 Annual Meeting, but who does not desire to include the proposal in the Company’s 2016 proxy statement, must inform the Company by sending written notice to the Corporate Secretary at Bank of the Ozarks, Inc., P. O. Box 8811, Little Rock, Arkansas 72231-8811 no earlier than January 19, 2016 nor later than February 18, 2016. The persons named as proxies in the Company’s proxy for the 2016 Annual Meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted a procedure referred to as “householding,” under which one or more shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or write to Investor Relations, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY CALLING THE TOLL-FREE NUMBER OR USING THE INTERNET AS FURTHER DESCRIBED IN THE ENCLOSED PROXY.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

March 25, 2015

Appendix A

AMENDED AND RESTATED

BANK OF THE OZARKS, INC.

STOCK OPTION PLAN

1. Purpose. The purpose of the Stock Option Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers and key employees of Bank of the Ozarks, Inc. (the “Company”) and its Subsidiaries (as defined) and to provide them with incentives to put forth maximum efforts for the success of the Company’s business and to serve the best interests of the Company’s shareholders. All options granted under the Plan are intended to be nonstatutory stock options.

2.	Definitions. The following capitalized terms, when used in the Plan, will have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as in effect from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” or “Change of Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Compensation Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a Change of Control.

(d) “Code” means the Internal Revenue Code of 1986, as in effect from time to time.

(e) “Common Stock” means the common stock, par value $.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 6.

(f) “Compensation Committee” means the Personnel and Compensation Committee which is a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Compensation Committee, which may not be less than two, are intended at all times to qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “Non-Employee Directors” within the meaning of Rule 16b-3; provided, however, that the failure of a member of such committee to so qualify shall not be deemed to invalidate any Stock Option granted by such committee.

(g) “Date of Grant” means the date specified by the Compensation Committee on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such committee or the Board takes action with respect thereto).

(h) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(i) “Good Reason” means the occurrence after a Change in Control of any of the following events or conditions: (i) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents an adverse change from the Participant’s status, title, position or responsibilities as in effect immediately prior thereto, or the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with the Participant’s status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, cause, as a result of the Participant’s death or by the Participant other than for Good Reason; or (ii) a reduction in the Participant’s annual base salary below the amount as in effect immediately prior to the Change in Control; or (iii) the relocation of the offices of the Participant’s place of employment to a location more than fifteen (15) miles from the location of such employment immediately prior to such Change in Control, or requiring the Participant to be based anywhere other than such offices; or (iv) the failure to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Participant participated, within seven (7) days of the date such compensation is due; or (v) the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Participant was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Participant or (B) provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Participant was participating immediately prior to the Change in Control. Any event or condition described in (i) – (v) which occurs at any time prior to the date of a Change in Control and (A) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Participant reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Plan, notwithstanding that it occurred prior to a Change in Control.

(j) “Market Value per Share” means the fair market value per share of the Common Stock on the Date of Grant determined on the basis of the average of the highest reported asked price and the lowest reported bid price reported on the Nasdaq Stock Market, or any other such market or exchange that is the principal trading market for the Common Stock. If the Common Stock is not listed on any established stock exchange or a national market system, the Market Value per Share of the Common Stock will be determined by the Board in good faith.

(k) “Option Price” means the purchase price per share payable upon exercise of a Stock Option.

(l) “Participant” means a person who is selected by the Compensation Committee to receive Stock Options under Section 5 of the Plan and who is an executive officer or other key employee of the Company or any Subsidiary.

(m) “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

(n) “Stock Option” means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Section 5.

(o) “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, or other ownership interests, issued by such corporation, partnership, joint venture or other entity.

3. Shares Available Under Plan. The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 10,660,000 shares, subject to adjustment as provided in this Section 3.

(a) Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan. For the avoidance of doubt, the following events shall not result in any increase in the number of shares available for issuance under the Plan or otherwise again becoming available for issuance under the Plan: (i)

withholding of shares to pay taxes on any Stock Options, (ii) tendering of shares to pay for the exercise price (i.e., net settlement of shares), or (ii) the purchase of shares of Common Stock on the open market as a result of Stock Option exercises.

(b) The shares available for issuance under the Plan also will be subject to adjustment as provided in Section 6.

4. Individual Limitation on Stock Options. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to any Participant during any calendar year will not exceed 250,000 shares.

5. Grants of Stock Options. The Compensation Committee may from time to time authorize grants to any Participant of Stock Options upon such terms and conditions as such committee may determine in accordance with the provisions set forth below.

(a) Each grant will specify the number of shares of Common Stock to which it pertains.

(b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Compensation Committee, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Compensation Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(d) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(e) Except as may be determined by the Compensation Committee in connection with new hires or upon a Participant’s death, Disability or in the event of a Change of Control of the Company, Stock Options shall vest over a period of not less than three (3) years from the Date of Grant. Each grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof will vest and become exercisable, and any grant may provide for the earlier exercise of the Stock Options in the event of the Participant’s death or Disability or, upon approval by the Compensation Committee in the event of a Change of Control of the Company, or upon approval by the Company’s shareholders. Notwithstanding anything in the Plan or any stock option agreement to the contrary, if, within 24 months following a Change of Control, and assuming that any successor of the Company assumes the Plan and the outstanding Stock Options issued thereunder in connection with such Change of Control, any Participant’s service with the Company is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or that any such person shall have resigned for Good Reason, then such Participant’s Stock Options shall immediately vest and become exercisable.

(f) Each Stock Option granted pursuant to this Section 5 may be made subject to such transfer restrictions as the Compensation Committee may determine, including such restrictions as may be necessary to comply with applicable federal and state securities law.

(g) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Compensation Committee or the Board, as applicable) and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as such committee may approve.

6. Adjustments. Without limiting the Compensation Committee’s discretion as otherwise set forth in this Plan, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, common stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, or other event having an effect similar to the foregoing, which affects the Common Stock, then the Compensation Committee shall, in an equitable and proportionate manner as determined by the Compensation Committee either: (i) adjust any or all of (1) the aggregate number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Stock Options may be awarded under the Plan as set forth in Section 3; (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Stock Options under the Plan, provided that the number of shares of Common Stock subject to any Stock Option shall always be a whole number; (3) the grant or exercise price with respect to any outstanding Stock Option under the Plan, and (4) the limits on the number of shares of Common Stock that are subject to Stock Options that may be granted to any Participants under the Plan in any calendar year as set forth in Section 4; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Stock Option. Any such adjustments to outstanding Stock Options shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Stock Options.

7. Withholding of Taxes. To the extent that the Company is required to withhold federal, state or local taxes in connection with any benefit realized by a Participant under the Plan, or is requested by a Participant to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Compensation Committee, a Participant may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant on exercise of the Stock Option.

8. Administration of the Plan.

(a) The Plan will be administered by the Compensation Committee of the Board.

(b) The Compensation Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Compensation Committee of any such provision and any determination by the Compensation Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith.

(c) Notwithstanding any provision of the Plan to the contrary, the Compensation Committee will have the exclusive authority and discretion to administer or otherwise take any action required or permitted to be taken under the provisions of Sections 6, 8 and 9 hereof with respect to Stock Options granted under the Plan that are intended to comply with the requirements of Section 162(m) of the Code.

9. Amendments, Etc.

(a) The Compensation Committee may, without the consent of the Participant, amend any agreement evidencing a Stock Option granted under the Plan, or otherwise take action to accelerate the time or times at which the Stock Option may be exercised pursuant to Section 5(e), to extend the expiration date of the Stock Option, or to waive any other condition or restriction applicable to such Stock Option or to the exercise of such Stock Option, and may amend any agreement evidencing a Stock Option in any other respect with the consent of the Participant. Except as otherwise provided in the Plan or in any agreement evidencing a Stock Option, any change to (i) accelerate the time or times at which the Stock Option may be exercised, other than in connection with the Participant’s termination of service or pursuant to Section 5(e), or (ii) to reduce the exercise price of any Stock Option, other than pursuant to Section 6, will require shareholder approval.

(b) Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction), the terms of outstanding Stock Options may not be amended to cancel outstanding Stock Options in exchange for cash, other awards or Stock Options with an exercise price that is less than the exercise price of the original Stock Option without shareholder approval.

(c) The Plan may be amended from time to time by the Board or any duly authorized committee thereof. If required by any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the Nasdaq Stock Market (or any other stock exchange upon which the Common Stock is listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan (collectively the “Legal Requirements”), any such amendment will also be submitted to and approved by the requisite vote of the shareholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Stock Options, the Board and the Compensation Committee each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

(d) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

(e) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant’s employment or other service at any time.

10. Effectiveness of Plan. The Plan is hereby amended and restated as of May 18, 2015; provided it has been approved by the Board and by the Company’s shareholders. If not previously terminated by the Compensation Committee or the Board, this Plan will terminate on May 18, 2025. After termination of the Plan, no future Stock Options may be granted under the Plan, but previously granted Stock Options shall remain outstanding in accordance with their applicable terms and conditions.

11. Application of Company Clawback Policy. All Stock Options granted to a Participant on or after the date this Plan becomes effective as set forth in Section 10 are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board or the Compensation Committee, as such policy may be in effect from time to time.

Appendix B

BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

ARTICLE I.

DEFINITIONS

1.1. Definitions. As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)	“Award” shall mean an award of Stock.

(b)	“Awardee” shall mean an Eligible Director to whom Stock has been awarded hereunder.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Committee” shall mean the administrative body provided for in Section 3.1.

(e)	“Company” shall mean Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(f)	“Eligible Director” shall mean a member of the Board of the Company who is not an employee of the Company or any of its Subsidiaries at the time of grant of an Award.

(g)	“Fair Market Value” for any given date means the reasonable value of the Stock as determined by the Board, in its sole discretion. If the Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(h)	“Plan” shall mean the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan, as amended from time to time.

(i)	“Plan Effective Date” shall mean the latest to occur of (1) adoption by the Board, and (2) approval of this Plan by the shareholders of the Company, if required.

(j)	“Stock” shall mean shares of the Company’s common stock, par value $0.01 per share, or in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

(k)	“Subsidiary” shall mean any corporation, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company.

ARTICLE II.

GENERAL

2.1 Name. This Plan shall be known as the “Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.”

2.2. Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Eligible Directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by the grant to such directors of Awards under the terms set forth herein. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing shareholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

2.3 Eligibility. Any Eligible Director shall be eligible to participate in the Plan.

ARTICLE III.

ADMINISTRATION

3.1 Composition of Committee. The Plan shall be administered by the Personnel and Compensation Committee of the Board, and/or by the Board or another committee of the Board, as appointed from time to time by the Board (any such administrative body, the “Committee”).

3.2 Duties and Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(b)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan;

(c)	to determine whether, and the extent to which, adjustments are required pursuant to Section 6.1 hereof;

(d)	to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(e)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all current or former directors of the Company and their beneficiaries, heirs, successors and assigns. The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Director and such attorneys, consultants and accountants as it may select.

3.4 Company Assistance. The Committee may designate certain officers of the Company, or any Subsidiary, to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Company shall supply full and timely information to the Committee on all matters relating to Eligible Directors, their death, retirement, disability or removal or resignation from the Board and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE IV.

STOCK AWARDS

4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 6.1 hereof, the aggregate number of shares of Stock which may be issued as Awards shall not exceed 50,000.

4.2 Awards under the Plan. Upon election by the Company’s shareholders at each annual meeting of shareholders, or any special shareholders meeting called for such purpose, each Eligible Director will receive an Award of a number of shares of Stock with a Fair Market Value on the grant date that is equal to $25,000, rounded down to the nearest whole share. Each Eligible Director appointed as a member of the Board for the first time, other than upon election by the Company’s shareholders at an annual shareholders meeting (or any special shareholders meeting called for such purpose), shall receive an Award, as the Board may determine in its discretion, of a number of shares of Stock with a Fair Market Value on the grant date in an amount not to exceed $25,000, rounded down to the nearest whole share. The date of grant of any Award under the Plan shall be the date such Eligible Director is elected as a director by the Company’s shareholders or the date such Eligible Director is first appointed as a member of the Board, as applicable.

4.3 Rights as Shareholder. Upon the issuance to the Awardee of Stock hereunder, the Awardee shall have all the rights of a shareholder with respect to such Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

4.4 Stock Certificates. The Company shall not be required to deliver any certificate or, in the case of uncertificated shares, a notice of issuance, for shares of Stock received as an Award hereunder, prior to fulfillment of all of the following conditions:

(a)	the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)	the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable; and

(c)	the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable.

ARTICLE V.

TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

The Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company’s common stock is listed, the consent of the Company’s shareholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Awardee.

ARTICLE VI.

MISCELLANEOUS

6.1 Adjustment Provisions. Without limiting the Committee’s discretion as otherwise set forth in this Plan, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, common stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, or other event having an effect similar to the foregoing, which affects the common stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee adjust the number of shares of common stock or other securities of the Company with respect to which Awards may be granted under the Plan under Section 4.1.

6.2 Continuation of Board Service. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue to serve on the Board.

6.3 Compliance with Government Regulations. No shares of Stock will be issued hereunder unless and until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Stock pursuant hereto, the Company may require the Eligible Director to take any reasonable action to comply with such requirements.

6.4 Privileges of Stock Ownership. No director and no beneficiary or other person claiming under or through such person will have any right, title, or interest in or to any shares of Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Stock, if any, that have been issued to such director.

6.5 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees or directors of the Company or any Subsidiary.

6.6 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

6.7 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

6.8 Headings, etc., Not Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

6.9 Governing Law. This Plan and any Awards hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Arkansas and applicable federal law. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

6.10 Termination of Plan. If not previously terminated by the Committee or the Board pursuant to Article V, this Plan will terminate ten (10) years from the effective date.

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BANK OF THE OZARKS, INC. Vote on Directors					For All	Withhold All	For All Exept	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1.	Election of Directors				☐	☐	☐
Nominees:
	01) George Gleason 02) Dan Thomas 03) Nicholas Brown 04) Richard Cisne 05) Robert East 06) Catherine B. Freedberg	07) 08) 09) 10) 11) 12)	Linda Gleason Peter Kenny William Koefoed, Jr. Henry Mariani Robert Proost R. L. Qualls	13) 14) 15) 16)	John Reynolds Tyler Vance Sherece West-Scantlebury Ross Whipple
Vote on Proposals									For	Against	Abstain
The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5.
2.	To approve the amendment and restatement of the Bank of the Ozarks, Inc. Stock Option Plan.								☐	☐	☐
3.	To approve the Bank of the Ozarks, Inc. Non-Employee Director Stock Plan.								☐	☐	☐

4.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwarth LLP as independent auditors for the year ending December 31, 2015.								☐	☐	☐

5.	To approve, by an advisory non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.								☐	☐	☐
The Board of Directors recommends you vote “1 YEAR” on the following proposal:								1 year	2 years	3 years	Abstain

6.	To determine, by an advisory non-binding vote, whether a shareholder vote to approve the compensation of the Company’s named executive officers will occur every one year, two years, or three years.							☐	☐	☐	☐
	For address change/comments, mark here.						☐
	(see reverse for instructions)				Yes	No
	Please indicate if you plan to attend this meeting.				☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M84448-P63465

BANK OF THE OZARKS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2015

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason, Greg McKinney and Tyler Vance and each or any of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2015 Annual Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Monday, May 18, 2015 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S STOCK OPTION PLAN IN PROPOSAL 2, “FOR” THE COMPANY’S NON-EMPLOYEE DIRECTOR STOCK PLAN IN PROPOSAL 3, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS IN PROPOSAL 4, “FOR” THE APPROVAL, BY AN ADVISORY NON-BINDING VOTE OF THE COMPANY’S EXECUTIVE COMPENSATION IN PROPOSAL 5, AND “1 YEAR” WITH RESPECT TO THE FREQUENCY OF THE COMPANY’S SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION IN PROPOSAL 6.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side